UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement
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☒ Definitive Proxy Statement
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PHYSICIANS REALTY TRUST
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 25, 2015

To the Shareholders of Physicians Realty Trust:

You are cordially invited to attend the 2015 Annual Meeting of Shareholders (the “Annual Meeting”) of Physicians Realty Trust to be held on Thursday, May 7, 2015 at 10:00 a.m., Central Daylight Time, at The Pfister Hotel located at 424 E. Wisconsin Avenue, Milwaukee, Wisconsin 53202.

This booklet includes the Notice of Annual Meeting and Proxy Statement. The Proxy Statement provides information about Physicians Realty Trust in addition to describing the business we will conduct at the meeting.

We hope you will be able to attend the Annual Meeting. Whether or not you plan to attend the Annual Meeting, please mark, sign, date and return your proxy card in the enclosed envelope as soon as possible. Your common shares will be voted in accordance with the instructions you have given in your proxy card. You may attend the Annual Meeting and vote in person even if you have previously returned your proxy card by following the instructions included in the proxy statement. All shareholders who attend the meeting may be required to present valid picture identification, such as a driver’s license or a passport. We hope you are able to join us on May 7.

Sincerely,

Governor Tommy G. Thompson
Chairman of the Board

IMPORTANT

A proxy card is enclosed. We urge you to complete and mail the card promptly in the enclosed envelope, which requires no postage if mailed in the United States. Any shareholder attending the Annual Meeting may personally vote on all matters that are considered, in which event the signed and mailed proxy will be revoked. Please note, however, that if your common shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain from the record holder a legal proxy issued in your name.

IT IS IMPORTANT THAT YOU VOTE YOUR COMMON SHARES

Physicians Realty Trust

735 N. Water Street

Suite 1000
Milwaukee, Wisconsin 53202

NOTICE OF 2015 ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of Physicians Realty Trust:

Notice is hereby given that the 2015 Annual Meeting of Shareholders (the “Annual Meeting”) of Physicians Realty Trust, a Maryland real estate investment trust (the “Company”), which will be held on Thursday, May 7, 2015 at 10:00 a.m., Central Daylight Time, at The Pfister Hotel located at 424 E. Wisconsin Avenue, Milwaukee, Wisconsin 53202, for the following purposes:

1.              To elect seven trustees to serve until the next annual meeting of shareholders and until their respective successors are duly elected and qualified.

2.              To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015.

3.              To approve the Physicians Realty Trust 2015 Employee Stock Purchase Plan.

4.              To act upon such other matters as may properly come before the annual meeting or any adjournments or postponements thereof.

The preceding items of business are more fully described in the Proxy Statement accompanying this Notice of the Annual Meeting. Any action on the items of business described above may be considered at the Annual Meeting at the time and on the date specified above or at any time and date to which the Annual Meeting may be properly adjourned or postponed.

The Board of Trustees has fixed the close of business on March 20, 2015 as the record date for identifying those shareholders entitled to notice of, and to vote at, the Annual Meeting and at any adjournment or postponement of the Annual Meeting. On or about March 25, 2015, the Company mailed or made available on the Internet this Notice, the Proxy Statement and the Company’s 2014 Annual Report to shareholders.

Your vote is very important. Whether or not you plan to attend the Annual Meeting, we encourage you to read the Proxy Statement and vote as soon as possible. For specific instructions on how to vote your common shares, please refer to the section entitled “Questions and Answers About the Proxy Materials and the Annual Meeting.”

All shareholders are cordially invited to attend the Annual Meeting in person. If as of the close of business on the record date, your common shares were registered directly in your name, then you received this Proxy Statement by regular mail and you may cast your vote by mail by following the instructions on the enclosed proxy card.  If as of the close of business on the record date, your common shares were not held directly in your name but rather were held in an account with a brokerage firm, bank or similar intermediary organization, then you are the beneficial holder of common shares held in “street name”, a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access the proxy materials on the Internet was sent to you by that intermediary and you may cast your vote by mail, the telephone or over the Internet by following the instructions in the Notice.

Thank you for your ongoing support of Physicians Realty Trust.

By Order of the Board of Trustees of Physicians Realty Trust

John T. Thomas
Chief Executive Officer, President and Trustee

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 7, 2015

Our Notice of Annual Meeting of Shareholders, the Proxy Statement and the Company’s 2014 Annual Report

are available on the following website: www.investorvote.com/DOC

Physicians Realty Trust

735 N. Water Street, Suite 1000

Milwaukee, Wisconsin

(414) 978-6494

PROXY STATEMENT

The Board of Trustees (“Board”) of Physicians Realty Trust, a Maryland real estate investment trust (“we,” “us,” “Physicians Realty” or the “Company”), is soliciting proxies to be used at the Annual Meeting of Shareholders of the Company to be held at The Pfister Hotel located at 424 E. Wisconsin Avenue, Milwaukee, Wisconsin 53202 on Thursday, May 7, 2015 at 10:00 a.m., Central Daylight Time, and any postponement, adjournment or continuation thereof (the “Annual Meeting”).

This Proxy Statement and the accompanying Notice and Form of Proxy are first being mailed or made available on the Internet to shareholders on or about March 25, 2015.

QUESTIONS AND ANSWERS ABOUT

THE PROXY MATERIALS AND THE ANNUAL MEETING

How is the Company distributing proxy materials?

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 7, 2015

Our Notice of Annual Meeting of Shareholders, the Proxy Statement and the Company’s 2014 Annual Report

are available on the following website: www.investorvote.com/DOC

In accordance with SEC rules, we have elected to mail our proxy materials to the record holders of our common shares while also furnishing our proxy materials to our shareholders over the Internet and we have instructed brokers, banks and similar intermediary organizations to provide to the beneficial shareholders that hold their common shares in “street name” (other than those beneficial shareholders who previously requested printed copy delivery) a Notice of Internet Availability of Proxy Materials containing instructions on how to access the proxy materials online (the “Notice”).

If you receive the Notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice instructs you on how to access and review all of the important information contained in the proxy materials. If you receive the Notice by mail and would like to receive a copy of our proxy materials, follow the instructions contained in the Notice about how you may request to receive a copy electronically or in printed form free of charge on a one-time or on-going basis. We encourage shareholders to take advantage of the availability of the proxy materials on the Internet as we believe electronic delivery will expedite the receipt of materials while lowering costs and reducing the environmental impact of our Annual Meeting by reducing printing and mailing of full sets of materials.

In addition to this Proxy Statement, our proxy materials include our 2014 Annual Report, which includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 (the “Form 10-K”).  Copies of the Form 10-K, as well as other periodic filings by the Company with the Securities and Exchange Commission (the “SEC”), also are available in the Investor Relations section of our website (www.docreit.com) under the tab “SEC Filings”. The information included in our website is not incorporated herein by reference.

What proposals will be voted on at the Annual Meeting?

Three proposals will be voted on at the Annual Meeting:

•                  The election of seven trustees to serve until the next annual meeting of shareholders and until their respective successors are duly elected and qualified;

•                  The ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015; and

•                  The approval of the Physicians Realty Trust 2015 Employee Stock Purchase Plan.

What are the Board’s recommendations?

Our Board unanimously recommends that you vote:

•                  “FOR” the election of seven trustees to serve until the next annual meeting of shareholders and until their respective successors are duly elected and qualified (Proposal 1);

•                  “FOR” the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015 (Proposal 2); and

•                  “FOR” the approval of the Physicians Realty Trust 2015 Employee Stock Purchase Plan (Proposal 3).

What happens if additional matters are presented at the Annual Meeting?

If any other matters are properly presented for consideration at the Annual Meeting, including, among other things, consideration of a motion to adjourn the Annual Meeting to another time or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named as proxy holders, John T. Thomas, Jeffrey N. Theiler and  John W. Lucey, or any of them, will have discretion to vote on those matters in accordance with his or their best judgment. We do not currently anticipate that any other matters will be raised at the 2015 Annual Meeting.

Who is entitled to vote?

Shareholders of record at the close of business on March 20, 2015 (the “Record Date”) may vote at the Annual Meeting. As of the close of business on the Record Date, there were 70,237,520 of our common shares outstanding.  Each common share is entitled to one vote on all matters being considered at the Annual Meeting. As of the Record Date, holders of common shares are eligible to cast an aggregate of 70,237,520 votes at the Annual Meeting.

What constitutes a quorum?

The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of all the votes entitled to be cast at the Annual Meeting on any matter will constitute a quorum. Both abstentions and broker non-votes (as discussed under “What vote is required to approve each item?”) are counted for the purpose of determining the presence of a quorum.

What is the difference between holding shares as a registered shareholder and holding shares in street name?

If your common shares are owned directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered a registered holder of those common shares.

If your common shares are held by a broker, bank or nominee, you hold those common shares in street name. Your broker, bank or other nominee will vote your common shares as you direct.

How do I vote?

Whether you hold shares as the shareholder of record or in street name, you may direct how your shares are voted without attending the Annual Meeting. Even if you plan to attend the Annual Meeting, we encourage you to vote in advance of the meeting in order to ensure that your vote is counted.

Shareholders of Record. As a shareholder of record, you may vote in person at the meeting, send a representative to the meeting with a signed proxy to vote on your behalf, or vote by submitting a proxy by completing, signing and dating a proxy card and mailing it in the accompanying pre-addressed envelope in accordance with the instructions included on your proxy card.

Beneficial (“Street Name”) Shareholders. The broker, bank or similar intermediary that holds your common shares in an account is considered to be the holder of record for purposes of voting at the meeting.  As a beneficial owner, you have the right to direct the intermediary how to vote the common shares held in your account. You may vote by submitting voting instructions to your broker, bank, trustee or other intermediary in accordance with the Notice, including by submitting a voting form provided to you by such intermediary. If you wish to vote at the meeting, you must obtain a legal proxy issued in your name from the broker, bank or nominee that holds your common shares giving you the right to vote the common shares.

You can ensure your vote is cast at the meeting by completing, signing, dating and returning your proxy card or voting form. Your vote will be cast in accordance with the instructions included on a properly signed and dated proxy card or voting form.

If you do not return a signed proxy card or voting form (or, if you are a beneficial owner, otherwise submit your vote in accordance with the instructions provided in the Notice) or attend the Annual Meeting in person or by representative and vote, no vote will be cast on your behalf. The proxy card indicates on its face the number of common shares registered in your name at the close of business on the Record Date, which number corresponds to the number of votes you will be entitled to cast at the meeting on each proposal.

You are urged to follow the instructions on your proxy card or your Notice and voting form, as applicable, to indicate how your vote is to be cast.

If you return your signed proxy but do not indicate your voting preferences, your common shares will be voted on your behalf as follows:

•                  “FOR” election of seven trustees to serve until the next annual meeting of shareholders and until their respective successors are duly elected and qualified (Proposal 1);

•                  “FOR” ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015 (Proposal 2);

•                  “FOR” the approval of the Physicians Realty Trust 2015 Employee Stock Purchase Plan (Proposal 3).

Can I change my vote or revoke my proxy?

If you are a shareholder of record, you may revoke your proxy at any time prior to the vote at the Annual Meeting. If you submitted your proxy by mail, you must file with the Secretary of the Company a written notice of revocation or deliver, prior to the vote at the Annual Meeting, a valid, later-dated proxy. Attendance at the Annual Meeting will not have the effect of revoking a proxy unless you give written notice of revocation to the Secretary before the proxy is exercised or you vote by written ballot at the Annual Meeting. If you are a beneficial owner, you may change your vote by submitting new voting instructions (including a voting form) to your broker, bank or nominee, or, if you have obtained a legal proxy from your broker, bank or nominee giving you the right to vote your common shares, by attending the meeting and voting in person.

What vote is required to approve each item?

Item	Vote Required	Broker Discretionary Voting Allowed
Proposal 1 — To elect seven trustees to serve until the next annual meeting of shareholders and until their respective successors are duly elected and qualified	Plurality of Votes Cast	No

Proposal 2 — The appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015	Majority of Votes Cast	Yes

Proposal 3 - The approval of Physicians Realty Trust 2015 Employee Stock Purchase Plan	Majority of Votes Cast	No

With respect to Proposal 1, the vote of a plurality of all of the votes cast at a meeting at which a quorum is present is necessary for the election of a Trustee. For purposes of the election of trustees, votes cast does not include abstentions or broker non-votes, and therefore, abstentions and broker non-votes will not affect the outcome of the vote, although they will be considered present for the purpose of determining the presence of quorum. You may vote “FOR” all nominees, “WITHHOLD” your vote as to all nominees, or “FOR” all nominees except those specific nominees from whom you “WITHHOLD” your vote. The nominees receiving the most “FOR” votes will be elected. A properly executed proxy marked “WITHHOLD” with respect to the election of one or more trustees will not be voted with respect to the trustee or trustees indicated. Proxies may not be voted for more than seven trustees and shareholders may not cumulate votes in the election of trustees.

With respect to Proposal 2, the affirmative vote of a majority of all of the votes cast at a meeting at which a quorum is present is required for the ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015. Votes cast does not include abstentions, and therefore, abstentions will not affect the outcome of the vote, although they will be considered present for the purpose of determining the presence of quorum.  Because brokers are entitled to vote on Proposal 2 without specific instructions from beneficial owners, there will be no broker non-votes on this matter.  You may vote “FOR”, “AGAINST” or “ABSTAIN.” The Company’s bylaws do not require that the shareholders ratify the selection of the Company’s independent registered public accounting firm. However, the Company is submitting the appointment of Ernst & Young LLP to the shareholders for ratification as a matter of good corporate practice. If the shareholders do not ratify the selection, the audit committee will reconsider whether or not to retain Ernst & Young LLP. Even if the selection is ratified, the audit committee, in its discretion, may change the appointment at any time during the year, if it determines that such a change would be in the best interests of the Company and its shareholders.

With respect to Proposal 3, the affirmative vote of a majority of the votes cast at a meeting at which a quorum is present is required for approval of the Physicians Realty Trust 2015 Employee Stock Purchase Plan. Votes cast does not include broker non-votes, and therefore, broker non-votes will not affect the outcome of the vote, although they will be considered present for the purpose of determining the presence of quorum. Abstentions will have the same effect as votes against the proposal. You may vote “FOR”, “AGAINST” or “ABSTAIN.”

If your common shares are held in “street name,” and you do not instruct the broker as to how to vote these shares on Proposal 1 or 3, the broker may not exercise discretion to vote for or against those proposals. This would be a “broker non-vote” and these shares will not be counted as having been voted on the applicable proposal. With respect to Proposal 2, the broker may exercise its discretion to vote for or against that proposal in the absence of your instruction. Please instruct your bank or broker so your vote can be counted.

Is cumulative voting permitted for the election of trustees?

No. The Company’s declaration of trust and bylaws do not permit cumulative voting at any election of trustees.

How are proxies solicited?

The costs and expenses of soliciting proxies from shareholders will be paid by the Company. Employees, officers and trustees of the Company may solicit proxies. In addition, we will, upon request, reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation material to the beneficial owners of common shares.

What is householding?

The SEC has adopted rules that allow a company to deliver a single Notice or set of proxy materials to an address shared by two or more of its shareholders. This method of delivery, known as “householding”, permits us to realize significant cost savings and reduces the amount of duplicate information shareholders receive. In accordance with notices sent to shareholders sharing a single address, we are sending only one set of proxy materials (or one Notice, if applicable) to that address unless we have received contrary instructions from a shareholder at that address. Any shareholders who object to, or wish to begin, householding may notify the Secretary orally or in writing at the telephone number or address, as applicable, set forth above. We will deliver promptly an individual copy of the proxy materials (or one Notice, if applicable) to any shareholder who revokes its consent to householding upon our receipt of such revocation.

Who counts the votes?

Computershare Trust Company, N.A., our transfer agent, will act as inspector of elections and certify the voting results.

How do I find out the voting results?

We will announce preliminary voting results at the Annual Meeting. We will disclose the final voting results in a Current Report on Form 8-K to be filed with the SEC on or before May 13, 2015. The Form 8-K will be available at our website (www.docreit.com) under the tab “SEC Filings” and on the SEC’s website at http://www.sec.gov.

What do I need to do if I would like to attend the Annual Meeting?

If you attend the Annual Meeting, you will be asked to present photo identification, such as a driver’s license, when you arrive. If you hold your common shares in “street name”, typically through a brokerage account, you also will need proof of ownership to be admitted to the Annual Meeting. A recent brokerage statement or a letter from your bank or broker are examples of proof of ownership. If you want to vote your common shares held in street name in person at the meeting, you must bring with you a legal proxy in your name from the broker, bank or other nominee that holds your common shares.

For directions to the Annual Meeting, you may visit our website at www.docreit.com or call us at (414) 978-6494.

What is the deadline for shareholder proposals for the 2016 Annual Meeting?

The deadline for submitting a shareholder proposal for inclusion in the proxy materials to be distributed by the Company in connection with the 2016 Annual Meeting of Shareholders pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) is November 26, 2015.  Such proposals must comply with SEC regulations under Rule 14a-18 of the Exchange Act regarding the inclusion of shareholder proposals in company-sponsored proxy materials.

In addition, our bylaws contain additional advance notice requirements for shareholders who wish to present a proposal, including shareholder nominees for election to the Board, before an annual meeting of shareholders (and not pursuant to Rule 14a-8 of the Exchange Act).  According to our bylaws, with respect to an annual meeting of shareholders, nominations of individuals for election to our Board at an annual meeting and the proposal of other business to be considered by shareholders may be made only (1) pursuant to our notice of the meeting, (2) by or at the direction of our Board or (3) by a shareholder of record both at the time of giving of notice and at the time of the annual meeting, who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in our bylaws. Our bylaws require the shareholder to provide notice to the Secretary containing the information required by our bylaws not less than 120 days nor more than 150 days prior to the first anniversary of the date of this year’s Annual

Meeting. As a result, any notice given by or on behalf of a shareholder pursuant to these provisions of the bylaws (and not pursuant to Rule 14a-8 of the Exchange Act) must be received no earlier than December 9, 2015 and no later than January 8, 2016.  However, if we hold our 2016 Annual Meeting of Shareholders more than 30 days from the first anniversary of this year’s Annual Meeting, then in order for notice by the shareholder to be timely, such notice must be delivered not less than 120 days nor more than 150 days prior to the date of the 2016 Annual Meeting, as originally convened,  or the 10th day following the date on which public announcement of the date of the 2016 Annual Meeting is first made.

A shareholders’ notice must set forth the information required by our bylaws with respect to each matter the shareholder proposes to bring before the annual meeting.

All notices of proposals by shareholders, whether or not intended to be included in the Company’s proxy materials, should be sent to Physicians Realty Trust, Board c/o Secretary, 735 N. Water Street, Suite 1000, Milwaukee, WI 53202.

PROPOSAL 1

ELECTION OF TRUSTEES

Board of Trustees and Nominees

The Board currently consists of seven trustees and the term of all of the trustees expires at the Annual Meeting. Upon recommendation of the compensation and nominating governance committee, the Board has proposed that the following seven nominees be elected to the Board at the Annual Meeting, each of whom will hold office for a one-year term until the next annual meeting of shareholders and until his or her successor has been duly elected and qualified: John T. Thomas, Governor Tommy G. Thompson, Stanton D. Anderson, Mark A. Baumgartner, Albert C. Black, Jr., William A. Ebinger, M.D. and Richard A. Weiss. Unless otherwise instructed, it is the intention of the persons named as proxies on the accompanying proxy card to vote shares represented by properly executed proxies for such nominees. The proxies solicited by this proxy statement may not be voted for more than seven nominees.  Biographical information about each of the nominees is provided below.

Required Vote

The nominees for election to the Board who receive a plurality of all of the votes cast for the election of trustees shall be elected trustees. The nominees receiving the most “FOR” votes will be elected. A properly executed proxy marked “WITHHOLD” with respect to the election of one or more trustees will not be voted with respect to the trustee or trustees indicated. Proxies may not be voted for more than seven trustees and shareholders may not cumulate votes in the election of trustees. With respect to Proposal 1, votes cast does not include abstentions or broker non-votes, and therefore, abstentions and broker non-votes will not affect the outcome of the vote, although they will be considered present for the purpose of determining the presence of quorum.

Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unavailable to serve. If any nominee is unable or declines to serve as trustee at the time of the Annual Meeting, an event that the Company does not currently anticipate, proxies will be voted for any nominee designated by the Board to fill the vacancy. If elected at the Annual Meeting, each of the nominees would serve a one-year term until the 2016 Annual Meeting of Shareholders and until his or her successor is duly elected and qualified, or until his or her earlier death, resignation or removal. Unless otherwise instructed, the proxy holders will vote the proxies received by them “FOR” the nominees named above.

Information Regarding the Nominees

The following table sets forth certain information as of the Record Date concerning our nominees:

Name	Age	Position
John T. Thomas	48	President and Chief Executive Officer and Trustee
Tommy G. Thompson	73	Trustee, Non-Executive Chairman of the Board
Stanton D. Anderson	74	Trustee
Mark A. Baumgartner	59	Trustee
Albert C. Black, Jr.	55	Trustee
William A. Ebinger, M.D.	60	Trustee
Richard A. Weiss	69	Trustee

The following are biographical summaries of the experience of our nominees.

Name	Biographical Summary

John T. Thomas

Mr. Thomas is our President and Chief Executive Officer and serves on our Board. Mr. Thomas has been an executive officer and trustee since our organization in April 2013. Mr. Thomas was the Executive Vice President-Medical Facilities Group for Health Care REIT Inc. (NYSE: HCN) from January 2009 to July 2012 where his group was responsible for growing total net investments for HCN’s medical facilities division, including hospitals, medical office buildings, and life science research facilities, from $2.3 billion in assets to approximately $5 billion. During that three and a half year time frame, Mr. Thomas’ group expanded HCN’s medical office building portfolio from 128 properties to 210 properties with rentable square feet growing from 5.6 million to 13 million and the percentage of medical office buildings affiliated with healthcare delivery systems growing from 62% to approximately 90%, while occupancy for the medical office buildings improved from 90% to almost 94% during this period. The medical facilities division’s annualized net operating income increased from $131 million in 2008 to more than $350 million while Mr. Thomas led HCN’s medical facilities division. Prior to July 2013, Mr. Thomas was self-employed as a healthcare consultant and lawyer. Mr. Thomas has relationships with over 25 national operators and healthcare delivery systems with whom he has worked to develop and acquire healthcare facilities occupied by these healthcare delivery systems and operators. Prior to HCN, Mr. Thomas served as President, Chief Development Officer and Business Counsel of Cirrus Health from August 2005 to December 2008, where he led efforts to acquire and manage four hospitals and an endoscopy center, as well as efforts to develop other facilities. From October 2000 to July 2005, he served as Senior Vice President and General Counsel for Baylor Health Care System in Dallas, Texas. As General Counsel for Baylor Health Care System, he was responsible for legal and government affairs. Mr. Thomas has been recognized for his team’s advocacy work on Texas H.B. 3 and Proposition 12, the 2003 Texas legislative and constitutional amendment efforts to increase patient access to physicians and care through reforms to Texas’ medical malpractice laws. He was also co-founder and chairman of the Coalition for Affordable and Reliable Healthcare, a national coalition to reform medical malpractice laws through federal legislation. Mr. Thomas has testified before the Ways and Means Committee and Energy and Commerce Committee of the U.S. House of Representatives and a sub-committee of the U.S. Senate’s Homeland Security Committee, all related to health care policy. From April 1997 to October 2000, he served as General Counsel and Secretary for Unity Health System, a five hospital division of the Sisters of Mercy Health System in St. Louis, MO, where he oversaw legal affairs for the healthcare delivery system and its operating subsidiaries.

Mr. Thomas began his career as a tax lawyer at Milbank, Tweed, Hadley and McCoy in New York, NY in 1990, and was elected a partner at Sonnenschein, Nath and Rosenthal (now Dentons) in April 1997. Mr. Thomas received his J.D. from Vanderbilt University Law School and his B.S. in Economics from Jacksonville State University, where he was a scholarship letterman on the football team and was a member of the Academic All-Conference Team. Mr. Thomas graduated with Distinction and Special Honors in Economics.

We have determined that Mr. Thomas should serve on our Board and as our Chief Executive Officer and President given his background, skills and extensive experience in the healthcare industry.

Tommy G. Thompson

Governor Thompson was appointed to our Board in connection with our initial public offering (“IPO”) in July 2013 and is the non-executive chairman of our Board and a member of the compensation and nominating governance committee. Governor Thompson is the former United States Health and Human Services (HHS) Secretary, serving from 2001 to 2005, and a four-term Governor of Wisconsin. Following his term in public office, Governor Thompson built, and continues to build, on his efforts as HHS Secretary and Governor to develop innovative solutions to the health care challenges facing American families, businesses, communities, states and the nation as a whole. These efforts focus on improving the use of information technology in hospitals, clinics and doctors’ offices; promoting healthier lifestyles; strengthening and modernizing Medicare and Medicaid; and expanding the use of medical diplomacy around the world. From 2005 until 2009, Governor Thompson served as a senior advisor at the consulting firm Deloitte & Touche USA LLP and was the founding independent chairman of the Deloitte Center for Health Solutions, which researches and develops solutions to some of our nation’s most pressing health care and public health related challenges. From 2005 to early 2012, Governor Thompson served as a senior partner at the law firm of Akin Gump Strauss Hauer & Feld LLP. Governor Thompson served as Chairman of the Board of Trustees of Logistics Health, Inc. from January 2011 to May 2011, and served as President from February 2005 to January

2011. Governor Thompson currently serves on the Board of Trustees of Centene Corporation (since 2005), C.R. Bard, Inc. (since 2005), United Therapeutics Corporation (since 2010), Cytori Therapeutics, Inc. (since 2011), and TherapeuticsMD, Inc. (since 2012). Governor Thompson was formerly a trustee of Cancer Genetics, Inc., CareView Communications, Inc., AGA Medical Corporation, CNS Response, Inc., PURE Bioscience, Inc., SpectraScience, Inc., and VeriChip Corporation. Governor Thompson received his B.S. and J.D. from the University of Wisconsin-Madison.

We have determined that Governor Thompson should serve on our Board because of his extensive knowledge of the evolving healthcare industry and his unique experience with physicians, healthcare decision makers, and business executives nationwide regarding healthcare policy and improvements within the industry.

Stanton D. Anderson

Mr. Anderson was appointed to our Board in connection with our IPO in July 2013 and is the Chairman of the audit committee and a member of the compensation and nominating governance committee. Mr. Anderson resigned as a partner from the law firm McDermott Will & Emery in February 2008. He has served as Senior Counsel to the President and CEO of the U.S. Chamber of Commerce since 1997. While a partner at McDermott Will & Emery, Mr. Anderson served as Executive Vice President and Chief Legal Officer of the U.S. Chamber of Commerce (the “Chamber”). Mr. Anderson also oversaw the National Chamber Litigation Center, the public policy legal arm of the Chamber; the Institute for Legal Reform, a Chamber affiliate dedicated to restoring fairness, efficiency, and consistency to the U.S. civil justice system; and the Chamber’s Office of General Counsel. Mr. Anderson has been involved in national political affairs since 1972 where he managed a number of Republican conventions and served as Counsel to the Reagan-Bush Campaign in 1980. Mr. Anderson has received a number of Presidential appointments, including the President’s Advisory Committee on Trade Negotiations and the Presidential Commission on Personnel Interchange, and chaired the U.S. delegation to the United Nations Conference on New and Renewable Energy Resources in 1981. Mr. Anderson previously served on the Board of Trustees of two public companies, CB Richard Ellis, a national real estate company where he chaired the audit committee for a number of years, and Aegis Communications Group, where he chaired a number of Board committees, including the audit committee. Mr. Anderson graduated from Westmont College, where he was a Small College All-American basketball player, and received his law degree from Willamette University where he was a member of the Law Review.

We have determined that Mr. Anderson should serve on our Board because of his significant financial and legal experience, prior service as a member of the board of trustees of other public companies, and his familiarity with business policy.

Mark A. Baumgartner

Mr. Baumgartner was appointed to our Board in connection with our IPO in July 2013. Mr. Baumgartner is currently the Chief Credit Officer of B.C. Ziegler and Company (“Ziegler”) responsible for review of certain transactions underwritten by the firm for hospitals, senior living entities, churches, and charter schools, totaling approximately $3 billion annually. Prior to assuming the position of Chief Credit Officer in 2009, Mr. Baumgartner worked as an investment banker at Ziegler beginning in 1984. Over the next 25 years, he completed more than 150 public debt offerings in excess of $5 billion for hospital systems, clinics and senior living facilities across the country. During that time, Mr. Baumgartner’s investment banking activities have included mergers, acquisitions and financial advisory work as well as tax-exempt and taxable financings on a fixed variable or blended interest rate basis. Mr. Baumgartner has also had the opportunity to work on numerous strategic advisory transactions for healthcare providers involved in merging, acquiring or partnering with other healthcare entities. Mr. Baumgartner is a registered representative and registered principal and is a member of the Healthcare Financial Management Association. He earned a B.B.A. in finance from the University of Notre Dame.

We have determined that Mr. Baumgartner should serve on our Board because of his healthcare industry expertise and capital markets experience.

Albert C. Black, Jr.

Mr. Black was appointed to our Board in connection with our IPO in July 2013 and is the Chairman of the compensation and nominating governance committee. Mr. Black has been President and Chief Executive Officer of On-Target Supplies & Logistics, Ltd. (“On-Target”), a regional logistics management firm that provides outsourced services to a diverse set of Fortune 500 companies and large non-profit organizations since he founded the company in 1982. On-Target’s supply chain functions include product sourcing, procurement, transportation, warehousing, light manufacturing, web-based fulfillment, distribution and second market management. As President and Chief Executive Officer of On-Target, Mr. Black’s primary responsibility is to guide the growth and development of On-Target and its affiliate companies TreCo Investments and ReadyToWork®, a work force training and development company. Mr. Black’s professional and community experience over the years has included serving in leadership positions with several civic and educational institutions, including Baylor Health Care System, one of the leading healthcare delivery systems in the country with approximately $4.8 billion in annual operating revenue. Mr. Black is a Past Chairman of the Board of Trustees for Baylor Health Care System and current chairman of its finance committee. Mr. Black has served on the Baylor Health Care System Board of Trustees for over 20 years where he also serves as the inaugural chairman of the Charles Sammons Cancer Center Board, a member of the hospital audit committee, a member of the operating committee and the sponsoring trustee of the BHCS Diabetes Health and Wellness Institute. Mr. Black also has served as Dallas Regional Chamber Board Chairman and PrimeSource Board Chairman. Mr. Black’s college and university board experience includes St. Louis University Board of Trustee, Baylor University Regent, Texas Southern University Regent and Paul Quinn College Regent. Mr. Black graduated from the University of Texas at Dallas and earned an MBA from the School of Business at Southern Methodist University.

We have determined that Mr. Black should serve on our Board because of his entrepreneurial start-up business experience and important perspective serving as a long standing member of the Board of Trustees of a major healthcare delivery system as well as other civic and educational institutions.

William A. Ebinger, M.D.

Dr. Ebinger was appointed to our Board in connection with our IPO in July 2013 and is a member of the audit committee. Dr. Ebinger has been a practicing internist since 2008 with Aurora Health Care, the largest healthcare delivery system in Wisconsin with 15 hospitals across the state, nearly 1,700 employed physicians and approximately $4 billion in annual revenue. Dr. Ebinger served as the President of the Medical Staff at the Aurora hospital in Grafton, Wisconsin known as the Aurora Medical Center Grafton from 2010 through 2013. Dr. Ebinger served as a medical director for the Ozaukee region of the Aurora Advanced Healthcare Division from 2012 through 2014. Dr. Ebinger also is a member of the board of directors for the Aurora Medical Group and is President of the Aurora Greater Milwaukee North Market Management Committee. Prior to joining Aurora Health Care in 2008, Dr. Ebinger was a physician shareholder of Advanced Healthcare, the largest independent physician practice group in Southeastern Wisconsin with approximately 250 physicians. In 2008, Dr. Ebinger helped Advance Healthcare arrange a strategic hospital affiliation with Aurora Health Care to create Aurora Advanced Health Care. Dr. Ebinger graduated from Cornell College and the medical school at the University of Chicago. Dr. Ebinger completed his postgraduate studies in Internal Medical at the University of Michigan and is a member of the American Board of Internal Medicine.

We have determined that Dr. Ebinger should serve on our Board because of his unique perspective as a practicing physician and experience with the integration and affiliation of an independent physician practice group with a leading healthcare delivery system.

Richard A. Weiss

Mr. Weiss was appointed to our Board in connection with our IPO in July 2013 and is a member of the audit committee. Mr. Weiss retired as a partner from the law firm Foley & Lardner LLP in June 2008 where he served as managing partner of the firm’s Washington D.C. office and as a member of the firm’s management committee. Mr. Weiss concentrated his law practice in health care finance, representing hospital systems, medical practice groups and investment. Mr. Weiss is a former member of the board of trustees and former board chair of Washington Hospital Center, the largest private hospital in Washington, D.C. Mr. Weiss is a member of the board of trustees and of the capital committee of Aurora Health Care, the largest health care delivery system in Wisconsin, where he served two years as its board chairman. Mr. Weiss has also been a trustee of the Medical College of Wisconsin and board chairman of a private psychiatric hospital. In addition to his work in healthcare, Mr. Weiss worked in the sports industry where he represented the Washington Nationals in connection with its new baseball stadium in Washington, D.C., as well as the Green Bay Packers in the renovation of Lambeau Field, the Milwaukee Brewers in the development and financing of Miller Park, and Major League Baseball in the financing of new ballparks in San Diego and Miami. Mr. Weiss graduated from the University of Wisconsin Law School (magna cum laude, 1971), where he was Order of the Coif and on the editorial board of the Wisconsin Law Review, and has a business degree from Northwestern University (B.S.B.A., with distinction, 1968). Mr. Weiss is a board member of Great Lakes Higher Education Corporation, a retired member of The Economic Club of Washington D.C., a former board member and the general campaign chair for the United Way of the National Capital Area and a former member of the board of trustees and executive committee of the Greater Washington Board of Trade.

We have determined that Mr. Weiss should serve on our Board because of his healthcare industry, legal and financial experience.

See “Corporate Governance Matters” and “Trustee Compensation” for additional information regarding the Board.

The Board recommends a vote “FOR” the election of John T. Thomas, Tommy G. Thompson, Stanton D. Anderson, Mark A. Baumgartner, Albert C. Black, Jr., William A. Ebinger, M.D. and Richard A. Weiss as trustees.

CORPORATE GOVERNANCE MATTERS

Corporate Governance Profile

We have structured our corporate governance in a manner we believe closely aligns our interests with those of our shareholders. Notable features of our corporate governance structure include the following:

•                  our Board is not staggered, with each of our trustees subject to re-election annually;

•                  of the seven persons who serve on our Board, five of our trustees satisfy the listing standards for independence of the New York Stock Exchange (the “NYSE”) and Rule 10A-3 under the Exchange Act;

•                  at least one of our trustees qualifies as an “audit committee financial expert” as defined by the SEC;

•                  we opted out of the business combination and control share acquisition statutes in the Maryland General Corporation Law; and

•                  we do not have a shareholder rights plan.

Our trustees stay informed about our business by attending meetings of our Board and its committees and through supplemental reports and communications. Our independent trustees meet regularly in executive sessions without the presence of our corporate officers or non-independent trustees.

Board Leadership Structure

Mr. Thomas currently serves as our President and Chief Executive Officer and Governor Thompson currently serves as the Non-Executive Chairman of the Board.  Pursuant to the Company’s bylaws, the Board may, but is not required to, designate a Chief Executive Officer. In the absence of such designation, the Chairman of the Board shall be the Chief Executive Officer of the Company. The Board has no policy with respect to the separation of the offices of Chairman of the Board and the Chief Executive Officer as the Board believes that it is in the best interests of the Company and its shareholders to make that determination from time to time based on the needs of the Company and the Board. The Board has determined that separating the roles of Chief Executive Officer and Chairman is currently in the Company’s best interests and those of the Company’s shareholders.

Role of the Board in Risk Oversight

One of the key functions of our Board is informed oversight of our risk management process. Our Board administers this oversight function directly, with support from its three standing committees, the audit committee, the compensation and nominating governance committee and the finance and investment committee, each of which addresses risks specific to its respective area of oversight. In particular, our audit committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The audit committee also monitors compliance with legal and regulatory requirements, in addition to overseeing the performance of our internal audit function. Our compensation and nominating governance committee monitors the effectiveness of our Corporate Governance Guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct. Our compensation and nominating governance committee also assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.

Board Meetings

The Board held 10 meetings during fiscal 2014. Each of our trustees attended at least 75% of the aggregate number of meetings held by the Board and of the committees on which such trustee served during fiscal 2014.

The non-management members of the Board also meet in executive session without management present regularly. Governor Thompson, the Non-Executive Chairman of the Board, serves as presiding trustee of these executive sessions.

Board Committees

Our Board has established three standing committees: an audit committee, a compensation and nominating governance committee and a finance and investment committee. The principal functions of each committee are described below. We comply with the listing requirements and other rules and regulations of the NYSE, as amended or modified from time to time, and each of the audit committee and the compensation and nominating governance committee is comprised exclusively of independent trustees. Additionally, our Board may from time to time establish certain other committees to facilitate the management of our company.

The audit committee and the compensation and nominating governance committee each operate under charters approved by our Board, which charters are available in the Investor Relations section of our website (www.docreit.com) under the tab “Governance Documents.”

Audit Committee

We have a separately designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. Our audit committee consists of Mr. Anderson, who serves as Chairman, and Messrs. Ebinger and Weiss. The board of trustees has determined that each member of the audit committee is “independent” based on the NYSE’s listing rules and that each member of the audit committee also satisfies the additional independence requirements of the SEC for members of audit committees. In addition, the board of trustees has determined that each member of the audit committee is “financially literate” within the meaning of the listing standards of the NYSE and that Mr. Anderson is an “audit committee financial expert” as that term is defined by the applicable SEC regulations and the listing standards of the NYSE.

We have adopted an audit committee charter, which details the principal functions of the audit committee, including oversight related to:

•          our accounting and financial reporting processes;

•          the integrity of our consolidated financial statements and financial reporting process;

•          our systems of disclosure controls and procedures and internal control over financial reporting;

•          our compliance with financial, legal and regulatory requirements;

•          the evaluation of the qualifications, independence and performance of our independent registered public accounting firm;

•          the performance of our internal audit function; and

•          our overall risk profile.

The audit committee is responsible for engaging an independent registered public accounting firm, reviewing with the independent registered public accounting firm the plans and results of the audit engagement, approving professional services provided by the independent registered compensation and nominating governance accounting firm, including all audit and non-audit services, reviewing the independence of the independent registered public accounting firm, considering the range of audit and non-audit fees and reviewing the adequacy of our internal accounting controls. The audit committee also prepares the audit committee report required by SEC regulations to be included in our annual proxy statement.

The audit committee held four meetings during fiscal 2014. The report of the audit committee is included in this Proxy Statement.

Compensation and Nominating Governance Committee

The compensation and nominating governance committee consists of Messrs. Black, Thompson and Anderson. Mr. Black is Chairman of the compensation and nominating governance committee.

Our compensation and nominating governance committee charter details the principal compensation-related functions of the compensation and nominating governance committee, including:

•   at least annually, review and approve the corporate goals and objectives relevant to our chief executive officer’s compensation, evaluate our chief executive officer’s performance in light of such goals and objectives as well as each current trustee and consider the results of such evaluation when determining whether or not to recommend the nomination of such trustee for an additional term;

•   at least annually, review and approve all compensation for all officers, including our chief executive officer, and all other employees of the company or its subsidiaries who are executive vice president and above;

•   periodically review and recommend to the Board the amount and composition of compensation for trustees;

•   at least annually, review the compensation philosophy of the Company;

•   review our executive compensation policies and plans;

•   implement and administer our incentive compensation equity-based remuneration plans;

•   assist management in complying with our proxy statement and annual report disclosure requirements; and

•   produce a report on executive compensation to be included in our annual proxy statement.

Our compensation and nominating governance committee charter details the principal governance-related functions of the compensation and nominating governance committee, including:

•          identify and recommend to the full Board qualified candidates for election as trustees and recommending nominees for election as trustees at the annual meeting of shareholders;

•          recommend candidates to fill any vacancies on the Board;

•          in connection with the recommendation of candidate for election as trustees or to fill a vacancy on the Board, consider diversity of relevant experience, expertise and background;

•          recommend to the Board nominees for each committee of the Board;

•          develop and recommend to the Board corporate governance guidelines and implement and monitor such guidelines;

•          review and make recommendations on matters involving the general operation of the Board, including board size and composition, and committee composition and structure;

•          annually facilitate the assessment of the Board’s performance as a whole and of the individual trustees, as required by applicable law, regulations and the NYSE corporate governance listing standards;

•          oversee the evaluation of the Board and management;

•          make recommendations to the Board regarding governance matters, including the Company’s organizational documents and committee charters;

•          at least annually, consider and discuss with management the Company’s Code of Business Conduct and Ethics and the procedures in place to enforce the Code of Business Conduct and Ethics; and

•          review and approve or ratify any transaction required to be disclosed under Item 404 of Regulation S-K in accordance with the Company’s Related Person Transaction Policy.

The compensation and nominating governance committee held six meetings during fiscal 2014.

Finance and Investment Committee

The function of the Finance and Investment Committee is to review and approve the Company’s (a) capital structure and financing activities, and (b) investments in healthcare properties. Messrs. Baumgartner, Thomas and Weiss and Dr. Ebinger serve as members of the finance and investment committee, with Mr. Baumgartner serving as the chairman. Our Board has determined that, other than Mr. Baumgartner and Mr. Thomas, each member of the finance and investment committee is “independent” under NYSE rules.

Our finance and investment committee operates pursuant to a written charter. Unless otherwise determined by the Board, the committee shares in the responsibility for consulting with management on, and approving on behalf of the Board, all strategies, plans, policies and actions relating to: (i) capital structure; (ii) equity and debt financings, including public and private securities offerings; and (iii) credit facilities and loans, hedging and other financing transactions subject to investment parameters established by the Board for the Company. From time to time, the committee will also review and approve specific investments in healthcare properties by the Company.

The finance and investment committee held nine meetings during fiscal 2014.

Trustee Independence

Under the listing requirements and rules of the NYSE, independent trustees must comprise a majority of a listed company’s board of directors. The compensation and nominating governance committee recommended to the Board, and the Board determined, that of the seven persons who serve on our Board, the following five trustees are “independent” based on the NYSE’s listing rules, Rule 10A-3 under the Exchange Act and the Company’s corporate governance guidelines: Messrs. Thompson, Anderson, Black, Weiss and Ebinger.

The compensation and nominating governance committee recommended to the Board, and the Board determined, that each member of the audit committee is “independent” based on the NYSE’s listing rules and that each member of the audit committee also satisfies the additional independence requirements of SEC rules and regulations for members of audit committees.

The compensation and nominating governance committee recommended to the Board, and the Board determined, that each member of the compensation and nominating governance committee is “independent” based on the NYSE’s listing rules and also meets the NYSE’s additional independence requirements for membership on a compensation committee.

In making the independence determinations, our Board assessed the current and prior relationships that each non-employee trustee has with us and all other relevant facts and circumstances, including the beneficial ownership of our common shares by each non-employee trustee. Based on these assessments, for each trustee deemed to be independent, our Board made a determination that, because of the nature of the trustee’s relationships and/or the amounts involved, the trustee had no relationships with our company or our management that, in the judgment of the Board, would impair the trustee’s independence.

In connection with the independence determination of Mr. Weiss, each of the compensation and nominating governance committee and our Board considered the fact that Mr. Weiss’s brother-in-law (who is considered an “immediate family member,” as defined in NYSE Rule 303A.02) is a managing trustee of Ziegler. Each of the compensation and nominating governance committee and our Board concluded that this relationship did not impair Mr. Weiss’s independence.

A copy of the Company’s corporate governance guidelines is available in the Investor Relations section of our website (www.docreit.com) under the tab “Governance Documents.”

Compensation Committee Interlocks and Insider Participation

The compensation and nominating governance committee is comprised of three non-employee, independent trustees: Messrs. Black, Thompson and Anderson. No member of the compensation and nominating governance committee is or was formerly an officer or an employee of the Company or had any related person transaction required to be disclosed in which the Company was a participant during the last fiscal year. In addition, no executive officer of the Company serves on the compensation committee or board of directors of a company for which any of the Company’s trustees serves as an executive officer.

Trustee Nominees

The compensation and nominating governance committee is responsible for reviewing with the Board, on an annual basis, the requisite skills and characteristics of new trustees as well as the composition of the Board as a whole. This assessment will include an analysis of trustees’ qualifications under the categorical standards for independence listed above, as well as consideration of diversity, age, skills and experience in the context of the Board’s needs. Nominees for trusteeship are selected by the compensation and nominating governance committee in accordance with the policies and principles in its charter and the corporate governance guidelines. The compensation and nominating governance committee considers trustee candidates recommended by its members and other Board members, as well as by management and shareholders. In addition, the compensation and nominating governance committee may engage the assistance of a professional search firm. All potential trustee candidates are reviewed by the compensation and nominating governance committee in consultation with the Chairman and the Chief Executive Officer. The compensation and nominating governance committee decides whether to recommend one or more candidates to the Board for nomination.

The compensation and nominating governance committee may consider the following criteria, among others it shall deem appropriate, in recommending candidates for election to the Board: (i) personal and professional integrity, ethics and values; (ii) experience in corporate management, such as serving as an officer or former officer of a publicly held company; (iii) experience in the Company’s industry; (iv) experience with relevant social policy concerns; (v) experience as a board member of another publicly held company; (vi) ability and willingness to commit adequate time to the Board and its committee matters; (vii) the fit of the individual’s skills with those of the other members of the Board and potential members of the Board in the building of a board that is effective, collegial and responsive to the needs of the Company; (viii) academic expertise in an area of the Company’s operations; and (ix) practical and mature business judgment. In addition to the criteria set forth above, the compensation and nominating governance committee shall strive to create diversity in perspective, background and experience in the Board as a whole.

Trustee Nomination Procedure

Our bylaws provide that, with respect to an annual meeting of shareholders, nominations of individuals for election to our Board at an annual meeting and the proposal of other business to be considered by shareholders may be made only (1) pursuant to our notice of the meeting, (2) by or at the direction of our Board or (3) by a shareholder of record both at the time of giving of notice and at the time of the annual meeting, who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in our bylaws.

Our bylaws require the shareholder to provide notice to the Secretary containing the information required by our bylaws not earlier than the 150th day nor later than 5:00 p.m., Eastern Standard Time, on the 120th day prior to the first anniversary of the date our proxy statement is released to our shareholders (as used in Rule 14a-8(e) promulgated under the Exchange Act, as interpreted by the SEC from time to time) for the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the preceding year’s annual meeting, in order for notice by the shareholder to be timely, such notice must be so delivered not earlier than the 150th day prior to the date of such annual meeting and not later than 5:00 p.m., Eastern Standard Time, on the later of the 120th day prior to the date of such annual meeting, as originally convened, or the tenth day following the day on which public announcement of the date of such meeting is first made. The public announcement of a postponement or adjournment of an annual meeting shall not commence a new time period for the giving of a shareholder’s notice as described above.

With respect to special meetings of shareholders, only the business specified in our notice of meeting may be brought before the meeting. Nominations of individuals for election to our Board at a special meeting may be made only by or at the direction of our Board or, provided that our Board has determined that trustees will be elected at such meeting, by a shareholder who has complied with the advance notice provisions set forth in our bylaws. Such shareholder may nominate one or more individuals, as the case may be, for election as a trustee if the shareholder’s notice containing the information required by our bylaws is delivered to the Secretary not earlier than the 120th day prior to such special meeting and not later than 5:00 p.m., Eastern Standard Time, on the later of (1) the 90th day prior to such special meeting or (2) the tenth day following the day on which public announcement is first made of the date of the special meeting and the proposed nominees of our Board to be elected at the meeting.

Our corporate governance guidelines provide further procedures by which shareholders may recommend nominees to our Board.  Our corporate governance guidelines provide in relevant part as follows:

•                  Shareholders may contact the compensation and nominating governance committee by mail to recommend a nominee for our Board. Correspondence should be addressed to the compensation and nominating governance committee and should be sent by mail to Physicians Realty Trust, Board c/o the Office of the Secretary, 735 N. Water Street, Suite 1000, Milwaukee, WI 53202.

•                  The Secretary shall promptly forward to members of the compensation and nominating governance committee any recommendations so received.

•                  The compensation and nominating governance committee shall give appropriate consideration to candidates for trusteeship nominated by shareholders in accordance with the Company’s bylaws, and shall evaluate such candidates in the same manner as other candidates identified by the compensation and nominating governance committee.

•                  The compensation and nominating governance committee, through the Secretary, will endeavor to acknowledge its receipt of any timely recommendation received and notify the shareholder of the actions taken with respect to such candidate.

Code of Business Conduct and Ethics

Our Board has established a Code of Business Conduct and Ethics that applies to our officers, trustees and employees. Among other matters, our Code of Business Conduct and Ethics is designed to deter wrongdoing and to promote:

•          honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•          full, fair, accurate, timely and understandable disclosure in our SEC reports and other public communications;

•          compliance with laws, rules and regulations;

•          prompt internal reporting of violations of the code to appropriate persons identified in the code; and

•          accountability for adherence to the code of business conduct and ethics.

Any waiver of the code of business conduct and ethics for our executive officers or trustees must be approved by a majority of our independent trustees, and any such waiver shall be promptly disclosed as required by law or NYSE regulations.

A copy of the Code of Business Conduct and Ethics is available in the Investor Relations section of our website (www.docreit.com) under the tab “Governance Documents.”

Corporate Governance Guidelines

Our Board has established Corporate Governance Guidelines that address the role and composition of, and policies applicable to, the Board and management. At least annually, the compensation and nominating governance committee reviews and reassesses the Corporate Governance Guidelines and submits any recommended changes to the Board for its consideration. A copy of the Corporate Governance Guidelines is available in the Investor Relations section of our website (www.docreit.com) under the tab “Governance Documents.” Information contained on our website is not part of this Proxy Statement.

Policies and Procedures for Communications to Board of Trustees

Shareholders and other interested parties may communicate directly with any member (or all members) of the Board (including the trustee that presides over the executive sessions of non-management trustees), or the non-management trustees as a group, any Board committee or any chair of any such committee by mail. To communicate with the Board, any individual trustee or any group or committee of trustees, correspondence should be addressed to the Board or any such individual trustee or group or committee of trustees by either name or title. All such correspondence should be sent by mail to Physicians Realty Trust, Board of Trustees c/o the Office of the Secretary, 735 N. Water Street, Suite 1000, Milwaukee, WI 53202.

The Secretary, or in his or her absence, another Company officer, will open all communications received for the sole purpose of determining whether the contents represent a message to the trustees. All correspondence that is not in the nature of advertising, promotions of a product or service, or is not trivial, irrelevant, unduly hostile, threatening, illegal, patently offensive or similarly inappropriate will be forwarded promptly to the addressee.

If correspondence reflects a complaint or concern that involves (1) accounting, internal accounting controls and auditing matters, (2) possible violations of, or non-compliance with, applicable legal and regulatory requirements, (3) possible violations of the Company’s Code of Business Conduct and Ethics or (4) retaliatory acts against anyone who makes such a complaint or assists in the investigation of such a complaint, the correspondence will be forwarded to the chairman of the audit committee.

If no particular trustee is named, such communication will be forwarded, depending on the subject matter, to the chairman of the audit committee or the chairman of the compensation and nominating governance committee, as appropriate.

This policy is set forth in our Corporate Governance Guidelines, a copy of which is available in the Investor Relations section of our website (www.docreit.com) under the tab “Governance Documents.”

Attendance at Annual Meeting of Shareholders

Although we do not have a formal policy regarding attendance by members of the Board at our Annual Meeting, we encourage, but do not require, trustees to attend.  All of the members of the Board attended the 2014 Annual Meeting of Shareholders.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to the Company with respect to beneficial ownership of our common shares and common shares issuable upon redemption of common units in our operating partnership (“OP Units”) as of the Record Date by (1) each person known by the Company to be the beneficial owner of more than 5% of the Company’s common shares; (2) each member of the Board; (3) the Company’s President and Chief Executive Officer and each of its other named executive officers in the Summary Compensation Table in this Proxy Statement; and (4) all trustees and executive officers as a group. The percentage of shares owned is based on 70,237,520 common shares outstanding and 4,161,704 OP Units outstanding that are not held by the Company as of the Record Date.

The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or investment power over such security. A shareholder is also deemed to be, as of any date, the beneficial owner of all securities that such shareholder has the right to acquire within 60 days after that date through (1) the exercise of any option, warrant or right, (2) the conversion of a security, (3) the power to revoke a trust, discretionary account or similar arrangement or (4) the automatic termination of a trust, discretionary account or similar arrangement. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, our common shares subject to options or other rights (as set forth above) held by that person that are exercisable as of the completion of this Proxy Statement or will become exercisable within 60 days thereafter, are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person.

Unless otherwise indicated, the address of each named person is c/o Physicians Realty Trust, 735 N. Water Street, Suite 1000, Milwaukee, Wisconsin 53202. No shares beneficially owned by any executive officer, trustee or trustee nominee have been pledged as security for a loan.

Name of Beneficial Owner	Number of Common Shares Beneficially Owned	Number of Common Shares and OP Units Beneficially Owned	Percentage of All Common Shares	Percentage of All Common Shares and OP Units
The Vanguard Group and its subsidiaries, Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd.(1)	4,959,954	4,959,954	7.1%	6.7%

John T. Thomas(2)	157,343	157,343	*	*

John W. Sweet Jr.	107,662	107,662	*	*

Jeffrey N. Theiler	74,339	74,339	*	*

Tommy G. Thompson(3)	34,604	34,604	*	*

Stanton D. Anderson	34,142	34,142	*	*

Mark A. Baumgartner(4)	14,796	14,796	*	*

Albert C. Black, Jr.(5)	25,005	25,005	*	*

William A. Ebinger, M.D.	14,020	14,020	*	*

Richard A. Weiss	16,151	16,151	*	*

All executive officers, and trustees as a group (12 people)	562,043	562,043	*	*

*Less than 1.0%

(1) Based on a Schedule 13G/A filed with the SEC on February 11, 2015: (i) The Vanguard Group has sole voting power with respect to 113,227 common shares, sole dispositive power with respect to 4,895,727 common shares, and shared dispositive power with respect to 64,227 common shares; (ii) Vanguard Fiduciary Trust Company is the beneficial owner of 56,027 common shares as a result of its serving as investment manager of collective trust accounts; and (iii) Vanguard Investments Australia, Ltd. is the beneficial owner of 65,400 common shares as a result of its serving as investment manager of Australian investment offerings.  The Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd. are each wholly-owned subsidiaries of The Vanguard Group. The Vanguard Group is located at 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(2) Includes common shares held by accounts held for the benefit of Mr. Thomas’s children.

(3) Includes 17,697 common shares held by Thompson Family Investments, LLC.

(4) Includes 5,455 common shares held by the Mark A. and Mary Jane Baumgartner Revocable Trust dated 09/16/07.

(5) Includes 4,347 common shares held by Mr. Black’s spouse, of which Mr. Black disclaims beneficial ownership.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s trustees and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Company common shares and other equity securities of the Company. Executive officers, trustees and greater than ten percent shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 2014, each of the Company’s executive officers, trustees and greater than ten percent beneficial owners complied with the Section 16(a) filing requirements applicable to them with respect to events and transactions that occurred during 2014, except that Mr. Sweet filed a Form 4 late.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review and Approval or Ratification of Related Person Transactions

The Company has adopted a Related Person Transaction Policy, which provides that the Company will not enter into any transaction required to be disclosed under Item 404 of Regulation S-K unless the compensation and nominating governance committee reviews and approves or ratifies such transaction in accordance with such policy.  The compensation and nominating governance committee consists of Messrs. Black, Thompson and Anderson.

Related person transactions generally are identified in:

•            questionnaires annually distributed to the Company’s trustees and executive officers; and

•            communications made directly by the related person to the principal financial officer, the principal accounting officer or, if neither are available, an officer of a similar position.

In the course of its review and approval or ratification of a disclosable related party transaction, the compensation and nominating governance committee will consider all relevant factors, including whether the terms of the proposed transaction are at least as favorable to the Company as those that might be achieved with an unaffiliated third party. Among other relevant factors, the compensation and nominating governance committee will consider the following:

•                  the size of the transaction and the amount of consideration payable to a related person;

•                  the nature of the interest of the applicable related person;

•                  whether the transaction may involve a conflict of interest; and

•                  whether the Transaction involves the provision of goods or services to the Company that are available from unaffiliated third parties.

The compensation and nominating governance committee may, in its discretion, engage outside counsel to review certain related person transactions. In addition, the committee may request that the full Board consider the approval or ratification of any related person transaction if it deems advisable.

Finally, it is the Company’s policy to make disclosures regarding any transactions in which the Company participates and in which any related person has a trustee or indirect material interest and the amount involved exceeds $120,000 to the extent required by SEC rules. The Related Person Transaction Policy is available in the Investor Relations section of our website (www.docreit.com) under the tab “Governance Documents.”

Formation Transactions and Related Registration Rights

During fiscal 2013, we acquired interests in the entities that own our initial properties, as well as certain other assets and liabilities, from Ziegler’s four healthcare real estate funds (the “Ziegler Funds”) in the formation transactions pursuant to contribution agreements. Mr. Sweet, our Executive Vice President and Chief Investment Officer, and Mr. Theine, our Senior Vice President of Asset and Investment Management, were employees of Ziegler prior to completion of our IPO in fiscal 2013, and Mr. Baumgartner, a member of our Board, is currently an employee of Ziegler. Until October 1, 2014, Messrs. Sweet and Baumgartner had direct or indirect interests in one or more of the Ziegler Funds. Mr. Sweet owned a 0.11% interest in Ziegler Funds that received OP Units in connection with the formation transactions.  Mr. Baumgartner owned an indirect 0.004% interest in Ziegler Funds that received OP Units in connection with the formation transactions.

We did not conduct arm’s-length negotiations with respect to all of the terms of the formation transactions. The Ziegler Funds entered into contribution agreements with our operating partnership, pursuant to which they contributed their interests in the Ziegler Funds to our operating partnership in exchange for OP Units, upon completion of our IPO. We reimbursed one of the Ziegler

Funds approximately $1 million for organizational, legal, accounting and other similar expenses incurred by such fund in connection with our IPO and the formation transactions.

Pursuant to the terms of the partnership agreement of our operating partnership, we agreed to file, following the date on which we become eligible to file a registration statement on Form S-3 under the Securities Act, one or more registration statements registering the issuance or resale of the common shares issuable upon redemption of the OP Units issued in connection with the formation transactions. We agreed to pay all of the expenses relating to such registration statements.

Pursuant to the terms of the partnership agreement of our operating partnership, certain limited partners, including each of the Ziegler Funds, exercised their respective redemption rights and in connection therewith, we purchased on October 1, 2014 an aggregate of 545,750 OP Units in exchange for an aggregate of approximately $7.5 million in cash and we issued 2,005,101 common shares to purchase 2,005,101 OP Units. The common shares issued were issued (a) in private placements in reliance on Section 4(2) of the Securities Act and the rules and regulations promulgated thereunder and (b) to “accredited investors” within the meaning of Rule 501 of Regulation D under the Securities Act. The resale of the common shares by the then selling shareholders and former limited partners has been registered by us under the Securities Act pursuant to our Registration Statement on Form S-3 (File No. 333-197842), which we filed with the SEC on August 4, 2014, was declared effective by the SEC on August 19, 2014 (the “Shelf Registration Statement”).

The Shelf Registration Statement allows us to offer up to $900 million of an indeterminate amount of common shares, preferred shares, convertible preferred shares, debt securities, convertible debt securities or other types of securities, from time to time. Through the date hereof, we have utilized the Shelf Registration Statement to issue common shares in our September 2014 follow-on public offering, our January 2015 follow-on public offering and our “at-the-market offering” program. Accordingly, the expenses incurred relating to the Shelf Registration Statement primarily were not related to the registration of common shares for the resale of such common shares issuable upon redemption of the OP Units issued in connection with the formation transactions. We incurred a $8,207 SEC filing fee to register 4,518,675 common shares that at such time, may have been issuable in exchange for OP Units and resold by the selling shareholders named therein.

Shared Services Agreement and Amendment Payment

At the completion of the IPO, we entered into a shared services agreement with Ziegler pursuant to which Ziegler provides office space, IT support, accounting support and other services to us in exchange for an annual fee. On July 31, 2014, we entered into the First Amendment to Shared Services Agreement with Ziegler, which amended certain terms of the Shared Services Agreement. Among other things, the First Amendment reduced the shared services to be provided by Ziegler, the term of the shared services agreement, and the monthly fee to be paid by us for the remainder of the term. In consideration of these changes, we were obligated to make a one-time payment to Ziegler in the amount of $1,800,000, which could be paid in cash or in unrestricted common shares, as determined by us in our sole discretion. On August 19, 2014, we made the amendment payment by issuing 124,913 common shares to Ziegler. None of Messrs. Baumgartner, Sweet or Theine received any consideration in connection with the Amendment Payment.

The shared service fee amounted to $0.4 million in 2014.

May 2014 Follow-on Public Offering

On May 27, 2014, we completed a follow-on public offering of 12,650,000 common shares, including 1,650,000 common shares issued upon exercise of the underwriters’ overallotment option, resulting in net proceeds to us of approximately $149.9 million. We contributed the net proceeds of the offering to our operating partnership in exchange for OP Units, and our operating partnership used the net proceeds of the public offering to repay borrowings under our former senior secured revolving credit facility and for general corporate and working capital purposes and funding acquisitions.

Ziegler acted as a co-manager in the offering and purchased from us 55,761 common shares, including 7,273 common shares issued upon exercise of the underwriters’ overallotment option,  at a customary 4.75% underwriting discount. None of Messrs. Baumgartner, Sweet or Theine received any consideration in connection with the offering.

Indemnification of Officers and Trustees

Our declaration of trust and bylaws provide for certain indemnification rights for our trustees and officers and we have entered into an indemnification agreement with each of our executive officers and trustees, providing for procedures for indemnification and advancements by us of certain expenses and costs relating to claims, suits or proceedings arising from their service to us or, at our request, service to other entities, as officers or trustees, or in other capacities, to the maximum extent permitted by Maryland law.

EXECUTIVE OFFICERS

The following table sets forth certain information as of the Record Date concerning our executive officers, other than John T. Thomas, the Company’s President and Chief Executive Officer, who is nominated for election as a trustee and whose information is set forth above:

Name	Age	Position
John W. Sweet Jr.	70	Executive Vice President and Chief Investment Officer
Jeffrey N. Theiler	41	Executive Vice President and Chief Financial Officer
John W. Lucey	53	Senior Vice President—Principal Accounting and Reporting Officer
Mark D. Theine	31	Senior Vice President of Asset and Investment Management
Bradley D. Page	54	Senior Vice President and General Counsel

The following are biographical summaries of the experience of our executive officers, other than John T. Thomas, the Company’s President and Chief Executive Officer, who is nominated for election as a trustee and whose biographical information is set forth above.

John W. Sweet Jr.

Mr. Sweet is our Executive Vice President and Chief Investment Officer. Mr. Sweet became an executive officer in connection with our IPO in July 2013. Mr. Sweet was formerly the Managing Trustee of the Ziegler Funds and responsible for all investment, financing and management activities. Prior to re-joining Ziegler in 2005 to establish the Ziegler Funds, Mr. Sweet was a co-founder of Windrose Medical Properties Trust (“Windrose”), a publicly-held healthcare REIT that completed its initial public offering in August 2002. Mr. Sweet assisted in the creation and initial public offering of Windrose as an independent consultant, and subsequent to its initial public offering, joined the company as its Vice President—Business Development where he was responsible for identifying and negotiating the acquisition of new medical office buildings. In his capacities at both Windrose and Ziegler, Mr. Sweet supervised the investment of over $565 million in the acquisition of healthcare related properties. From 1997 to 2001, Mr. Sweet served as Senior Vice President—Corporate Finance for B.C. Ziegler and Company and was engaged in both healthcare and multi-industry mergers and acquisitions and capital formation. Over a number of years, Mr. Sweet has held positions as a financial executive with several publicly traded companies, private family businesses and financial services companies. Mr. Sweet has a bachelor’s degree in business administration from St. John Fisher College in Rochester, New York and an M.B.A. from Rochester Institute of Technology.

Jeffrey N. Theiler

Mr. Theiler is our Executive Vice President and Chief Financial Officer. Mr. Theiler became an executive officer in July 2014. Since January 2010, Mr. Theiler has served as an Equity Research Analyst at Green Street Advisors, Inc. from January 2010 to the present. From 2007 to 2008, Mr. Theiler served as Vice President of Banc of America Securities LLC in the Real Estate Investment Banking Division and from 2003 to 2007, Mr. Theiler worked in the Real Estate Investment Banking Division of Lehman Brothers. Mr. Theiler received his M.B.A. in Corporate Finance from the University of North Carolina at Chapel Hill Kenan-Flagler Business School, an M.S.P.H. in Environmental Science from Tulane University and a B.S. in Biology from Vanderbilt University.

John W. Lucey

Mr. Lucey is our Senior Vice President—Principal Accounting and Reporting Officer. Mr. Lucey became an executive officer in connection with our IPO in July 2013. Mr. Lucey has more than twenty years of public company financial experience, of which more than ten of those years have been in the senior living healthcare industry. From 2005 until joining our company upon completion of our IPO, Mr. Lucey served as the Director of Financial Reporting for Assisted Living Concepts, Inc. (NYSE: ALC), a senior housing operator with over 200 locations in 20 states and annual revenues of approximately $230 million where he was responsible for the consolidated financial statements, SEC reporting, coordination of the annual audit and annual report, corporate office budget, HUD compliance, workers compensation and general/professional liability insurance oversight and research and implementation of all new accounting standards.

Prior to ALC, Mr. Lucey served as the Manager of Financial Reporting for Case New Holland from 2003 to 2005 and as a Division Controller at Monster Worldwide from 2001 to 2003. From 1996 to 2001, Mr. Lucey was the Director of Financial Reporting for Alterra Healthcare Corporation (now Brookdale Living Communities, NYSE: BKD). Mr. Lucey’s experience includes initial public offerings, as well as various equity and debt offerings and mergers and acquisitions. Mr. Lucey is a certified public accountant in the State of Wisconsin and has a bachelor’s degree in accounting from the University of Wisconsin—Madison and an M.B.A. in finance from St. Louis University in St. Louis, MO.

Mark D. Theine

Mr. Theine is our Senior Vice President of Asset and Investment Management. Mr. Theine became an executive officer in connection with our IPO in July 2013. Mr. Theine joined the Ziegler Funds in September 2005 as an associate responsible for evaluating investment opportunities, assisting in the daily asset management of all Ziegler Fund investments, overseeing third party property management and leasing and monitoring actual property performance. Additionally, Mr. Theine’s responsibilities included identifying new investment opportunities and assisting with due diligence and financing arrangements for each investment. Mr. Theine graduated summa cum laude with a B.B.A. in finance and accounting from the University of Wisconsin—Milwaukee.

Bradley D. Page

Mr. Page became our Senior Vice President and General Counsel effective February 2, 2015. He served as a shareholder and, most recently, as President of Milwaukee-based Davis & Kuelthau, s.c. until his resignation to accept this position with us. Mr. Page joined Davis & Kuelthau in 1995, where he represented businesses in all areas of commercial real estate, commercial lending, corporate and construction transactions, including our company. Mr. Page’s private practice included acquisition, development, leasing and sales of healthcare, retail, office, multifamily and industrial properties. He has extensive experience negotiating contracts, leases, organizational documents, real estate documents, financing documents and other agreements with national retail tenants, healthcare providers, financial institutions, municipalities, and owners of real property. Mr. Page is a graduate of the University of Wisconsin Law School, with a B.B.A. from the University of Michigan.

Mr. Sweet, our Executive Vice President and Chief Investment Officer, and Mr. Theine, our Senior Vice President of Asset and Investment Management, were employees of the Ziegler Funds prior to completion of our IPO in fiscal 2013.

See “Executive Compensation” for additional information regarding the named executive officers of the Company.

EXECUTIVE COMPENSATION

As an “emerging growth company” under SEC rules, we are not required to include a Compensation Discussion and Analysis section and have elected to comply with the scaled disclosure requirements applicable to emerging growth companies.

Compensation Processes and Procedures

The Board established the compensation and nominating governance committee to carry out the Board’s responsibilities to administer our compensation programs. The compensation and nominating governance committee has the final decision-making authority for the compensation of our named executive officers. The compensation and nominating governance committee operates under a written charter adopted by the compensation and nominating governance committee and approved by the Board. The charter is available in the Investor Relations section of our website (www.docreit.com) under the tab “Governance Documents.” Each committee member of the compensation and nominating governance committee is “independent” based on the NYSE’s listing rules and also meets the NYSE’s additional independence requirements for membership on a compensation committee.

Our compensation and nominating governance committee has independent authority to engage outside consultants and obtain input from external advisers as well as our management team or other employees.

The compensation and nominating governance committee may retain any independent counsel, experts or advisors that it believes to be desirable and appropriate. The compensation and nominating governance committee may also use the services of the Company’s regular legal counsel or other advisors to the Company. The compensation and nominating governance committee undertakes an independent assessment prior to retaining or otherwise selecting any independent counsel, compensation consultant, search firm, expert or other advisor that will provide advice to it, taking such factors into account and as otherwise may be required by the NYSE from time to time.  On at least an annual basis, the compensation and nominating governance committee evaluates whether any work by any compensation consultant to it raised any conflict of interest.

In fiscal 2014, the compensation and nominating governance committee engaged the services of a compensation consultant, FPL Associates L.P. (“FPL”), to advise it with respect to the 2014 compensation of our executives and trustees. FPL has no other relationships with us and is considered an independent third party advisor. The compensation and nominating governance committee reviewed FPL’s independence and determined that FPL’s work for the committee in 2014 did not raise any conflict of interest pursuant to SEC and NYSE rules.

The compensation and nominating governance committee may form and delegate authority to subcommittees to the extent consistent with its charter, the Company’s bylaws, applicable law and NYSE rules; however, it may not delegate any of its responsibilities described in the first four bullet-points provided under “Corporate Governance Matters—Compensation and Nominating Governance Committee” above  or for any matters that involve executive compensation or any matters where it has determined such compensation is intended to comply with Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), or is intended to be exempt from Section 16(b) under the Exchange Act pursuant to Rule 16b-3 by virtue of being approved by a committee of “outside directors.”

Our Chief Executive Officer typically attends compensation and nominating governance committee meetings, except for executive sessions (unless specifically requested by the compensation and nominating governance committee to be present). No named executive officer attends an executive session at which his or her compensation is considered. Our Chief Executive Officer may provide recommendations with respect to compensation for the named executive officers other than himself. The compensation and nominating governance committee considers these recommendations, but may approve, reject or adjust them as it deems appropriate.

Summary Compensation Table

We did not conduct business in our current corporate format prior to the completion of our IPO on July 24, 2013 and did not pay any compensation to any of our named executive officers. Accordingly, no compensation policies or objectives governed our named executive officer compensation prior to July 24, 2013. The following table sets forth the compensation of our principal executive officer and the two most highly compensated executive officers other than our principal executive officer for the fiscal year 2014 and fiscal year 2013, except for Mr. Theiler.  In accordance with applicable SEC rules, information for Mr. Theiler is for fiscal 2014 only because he was not a named executive officer as of December 31, 2013. Mr. Theiler joined the Company in July 2014 and, accordingly, his compensation amounts reflect his service since he joined the Company. Throughout this proxy statement, these three officers are referred to as our named executive officers. As discussed below under “—Employment Agreements with NEOs,” we provide severance benefits to each of our named executive officers.

Name and Principal Position	Year	Salary	Bonus(1)	Stock Awards(2)	All Other Compensation		Total

John T. Thomas	2014	$504,615	$605,431	$1,128,813	$94,846	(3)	$2,333,705
President and Chief Executive Officer	2013	$175,000	$150,000	$1,000,000	$39,957	(4)	$1,364,957

John W. Sweet Jr.	2014	$228,846	$285,006	$338,644	$96,589	(3)	$949,085
Executive Vice President and Chief Investment Officer	2013	$96,377	$100,000	$800,000	$33,206	(4)	$1,029,583

Jeffrey N. Theiler	2014	$143,750	$345,011	$800,000	$48,222	(3)	$1,336,983
Executive Vice President and Chief Financial Officer

(1) Pursuant to their respective employment agreements, each of our named executive officers is eligible for an annual cash bonus for each calendar year during his employment based upon the achievement of certain performance goals established by our Board or the compensation and nominating governance committee, as the case may be, in its sole discretion.

(2) Represents the aggregate grant date fair value computed in in accordance with FASB ASC Topic 718 of (a) awards of restricted common shares granted to Mr. Thomas and Mr. Sweet in 2014 (the “2014 Awards”), (b) awards of performance-based restricted stock units granted to Mr. Thomas and Mr. Sweet in 2014 (the “Performance-Based Awards”), and (c) awards of restricted common shares granted to Mr. Thomas and Mr. Sweet upon completion of our IPO in July 2013 (the “2013 Awards”). In connection with his hiring in 2014, Mr. Theiler was granted an award of restricted common shares (the “Theiler Award” and collectively with the 2014 Awards, the Performance-Based Awards and the 2013 Awards, the “Awards”). The dollar value of each of the 2014 Awards and the Theiler Award was based upon the closing price per share on the date of grant. For the Performance-Based Awards, the amount reflects the target level.  The maximum number of common shares that could be issued under the  Performance-Based Awards  is 3 times the target level, which would result in a value of $1,886,439 and $565,932 to Mr. Thomas and Mr. Sweet, respectively, based on the closing price per share on the date of grant. The dollar value of the 2013 Awards was based upon the IPO price of our common shares.  All of the Awards were granted under the 2013 Equity Incentive Plan.

(3)  Represents the dollar value of (a) insurance premiums paid by the Company during 2014 with respect to life insurance for the benefit of such named executive officer,  (b) COBRA premium payments and (c) the $0.225 per share dividends for the quarterly periods ended March 31, 2014, June 30, 2014, September 30, 2014 and December 31, 2014, each of which is payable on the 2013 Awards, the 2014 Awards and the Theiler Award to such named executive officer subject to the terms of his award.

(4) Represents the dollar value of (a) insurance premiums paid by the Company during 2013 with respect to life insurance for the benefit of such named executive officer,  (b) COBRA premium payments and (c) (i) the $0.18 per share initial dividend for the partial quarterly period from July 19, 2013 through September 30, 2013, which is payable on the 2013 Awards to such named executive officer subject to the terms of his 2013 Award, and (ii) the $0.225 per share dividend for the quarterly period ended December 31, 2013, which is payable on the 2013 Awards to such named executive officer subject to the terms of his 2013 Award.

Employment Agreements with NEOs

Employment Agreement with John T. Thomas

Pursuant to our employment agreement, as amended and restated, with Mr. Thomas, he agreed to serve as our President and Chief Executive Officer for an initial three-year term, which term will automatically renew for successive one-year terms unless earlier terminated in accordance with the employment agreement’s provisions or unless either we or Mr. Thomas provide the other notice of non-renewal at least 60 days prior to the expiration of the initial or a renewal term. The employment agreement provides that Mr. Thomas is entitled to an annual base salary of $300,000, subject to such annual increases as the compensation and nominating governance committee may approve, reimbursement of up to $10,000 annually for reasonable professional expenses to receive personal advice from certain professional advisors, and other benefits generally available to other employees and our other executives.

Also, Mr. Thomas has an annual cash bonus opportunity for each calendar year during his employment based upon performance goals that are established by the Board or the compensation and nominating governance committee, as the case may be, in its sole discretion.  Mr. Thomas’s employment agreement provides that the compensation and nominating governance committee may use its discretion in setting the amount of the annual bonus paid to Mr. Thomas.

Mr. Thomas’s employment agreement provides that it may be terminated at any time, without severance, by us for “cause” or by Mr. Thomas if without “good reason;” however, upon such termination of employment, Mr. Thomas will be entitled to receive (i) his base salary accrued through the date of termination, any accrued but unpaid vacation pay, plus any bonuses earned but unpaid with respect to fiscal years or other periods ending before the termination date (collectively, the “Accrued Obligations”), payable within the time period required by law, and in any event within 60 days following the date of termination; and (ii) any nonforfeitable benefits payable to him under any deferred compensation, incentive, or other benefit plans maintained by the Company, payable in accordance with the terms of the applicable plan (“Nonforfeitable Benefits”). If Mr. Thomas’s employment is terminated by us without “cause” or by Mr. Thomas for “good reason,” then he would be entitled to the Accrued Obligations, Nonforfeitable Benefits, and, subject to his continued compliance with the restrictive covenants set forth in this employment agreement and a requirement that he timely return and not revoke an executed release agreement, he would be entitled to severance pay equal to the sum of (i) his then current base salary, payable in accordance with our normal payroll practices, for a period equal to the greater of (a) the remainder of the then current term of the employment agreement or (b) 24 months; and (ii) any annual bonuses that would have been earned based solely on Mr. Thomas’s continued employment for the remainder of the then current term of the employment agreement, or if none, an amount equal to 50% of his then current base salary, payable at the same time bonuses are paid to other active employees with respect to the applicable performance period. Additionally, any options, restricted shares, or other awards granted to Mr. Thomas under the 2013 Equity Incentive Plan would become fully vested and, in the case of options, exercisable in full, and Mr. Thomas would be entitled to continue coverage, at our expense, under any health insurance programs, which were maintained by us and that he participated in at the time of his termination, for a period of 12 months or, if earlier, the date he obtains comparable coverage under a group health plan maintained by a new employer. However, if Mr. Thomas’s employment is involuntarily terminated (except by us for “cause”) or by Mr. Thomas for “good reason” within 12 months following a change in control, in lieu of the severance pay amount described above, Mr. Thomas would be entitled to severance pay in a lump sum cash payment within 60 days of his termination of employment equal to the present value of a series of monthly payments for 24 months, each in an amount equal to one-twelfth of the sum of (i) his then current base salary and (ii) the average of the annual bonuses paid to him for the prior two fiscal years, if any; additionally, the period of time during which he is entitled to continue coverage under our health insurance programs would be extended to 18 months. If Mr. Thomas’s employment were terminated due to his “disability,” then he would be entitled to the Accrued Obligations, Nonforfeitable Benefits, and, subject to his continued compliance with the restrictive covenants set forth in his employment agreement and a requirement that he timely return and not revoke an executed release agreement, he would be entitled to severance pay, payable in accordance with our normal payroll practices, equal to 12 months of his then current base salary, reduced on a dollar-for-dollar basis by the amount of bona fide disability pay (within the meaning of Treas. Reg. section 1.409A-1(a)(5)) received or receivable by Mr. Thomas during such 12-month period, provided such disability payments are made pursuant to a plan sponsored by us that covers a substantial number of our employees and was established prior to the date Mr. Thomas incurred a permanent disability, and further provided that such reduction does not otherwise affect the time of payment of his severance pay.

For purposes of Mr. Thomas’s employment agreement, “cause” is limited to: (i) his engaging in any act of fraud, dishonesty, theft, misappropriation or embezzlement of funds or misrepresentation with respect to us; (ii) his conviction or plea of no contest with respect to any felony or other crime involving moral turpitude; (iii) his material breach of his obligations under the employment agreement including, without limitation, breach of the covenants set forth in Section 9 (Protection of Confidential Information) and Section 10 (Restrictive Covenants) or his refusal to perform his job duties as directed by our Board, which he failed to cure within 30 days after receiving written notice from our Board specifying the alleged breach; (iv) violation of any material duty or obligation to us or of any direction or any rule or regulation reasonably established by our Board, which he failed to cure within 30 days after receiving written notice from our Board specifying the alleged violation; or (v) insubordination or misconduct in the performance of, or neglect of, his duties which he failed to cure within 30 days after receiving written notice from our Board specifying the alleged insubordination, misconduct, or neglect. “Good Reason” is defined as any of the following occurrences (without his consent): (i) being assigned to a position other than President and Chief Executive Officer (other than for “cause” or by reason of his “disability”) or assigned duties materially inconsistent with such position if either such change in assignment constitutes a material diminution in his authority, duties or responsibilities; or (ii) being directed to report to anyone other than our Board if such change in reporting duties constitutes a material diminution in the authority, duties or responsibilities of the supervisor to whom he is required to report; provided that he has notified us within the first 90 days following the initial date of such change in assignment or reporting duties that he regards such change in assignment or reporting duties as grounds justifying his resignation for “good reason” and we have failed to cure such change in assignment or reporting duties within 90 days following receipt of such notice; and provided further that he resigns for “good reason” within six months following the initial existence of a change in assignment or reporting duties that constitute “good reason.” “Disability” is defined as Mr. Thomas being incapacitated due to physical or mental illness and such incapacity, with or without reasonable accommodation, prevents him from satisfactorily performing the essential functions of his job for us on a full-time basis for at least 90 days in a calendar year.

Employment Agreement with John W. Sweet Jr.

Pursuant to our employment agreement, as amended and restated, with Mr. Sweet, he agreed to serve as our Executive Vice President and Chief Investment Officer until January 1, 2017, and to subsequently serve as a consultant to the Company from January 1, 2017 to January 1, 2018, unless earlier terminated in accordance with the employment agreement’s provisions. During each year of Mr. Sweet’s employment as our Executive Vice President and Chief Investment Officer from January 1, 2015 to January 1, 2017, his employment agreement provides that he is entitled to: (i) an annual base salary of $245,000, subject to such annual increases as the compensation and nominating governance committee may approve; (ii) reimbursement of up to $10,000 annually for reasonable professional expenses to receive personal advice from certain professional advisors; (iii) awards of restricted share units under the 2013 Equity Incentive Plan for that number of shares that has a fair market value of $500,000 based upon performance or service goals established by the Board or the compensation and nominating governance committee, as the case may be, in its sole discretion; and (iv) other benefits generally available to other employees and our other executives. During Mr. Sweet’s service as our Executive Vice President and Chief Investment Officer, his employment agreement further provides that he has an annual cash bonus opportunity in an amount ranging from $50,000 to $100,000 based upon performance goals that are established by the Board or the compensation and nominating governance committee, as the case may be, in its sole discretion. During Mr. Sweet’s service as a consultant to the Company from January 1, 2017 to January 1, 2018, he shall receive a consulting fee at a rate of $75,000 per annum (the “Consulting Fee”).

Mr. Sweet’s employment agreement provides that it may be terminated at any time, without severance, by us for “cause” or by Mr. Sweet if without “good reason;” however, upon such termination of employment, Mr. Sweet would be entitled to receive (i) the Accrued Obligations or the Consulting Fee accrued through the date of termination, as applicable, in each case payable within the time period required by law, and in any event within 60 days following the date of termination; and (ii) Nonforfeitable Benefits. If Mr. Sweet’s employment were terminated by us without “cause” or by Mr. Sweet for “good reason,” then he would be entitled to the Accrued Obligations or the Consulting Fee accrued through the date of termination, as applicable, Nonforfeitable Benefits, and, subject to his continued compliance with the restrictive covenants set forth in this employment agreement and a requirement that he timely return and not revoke an executed release agreement, he would be entitled to severance pay equal to the sum of (i) his then current base salary or the Consulting Fee, whichever is applicable, payable in accordance with our normal payroll practices, for a period equal to the greater of (a) the remainder of the term of the employment agreement or (b) 24 months; and (ii) any annual bonuses that would have been earned based solely on Mr. Sweet’s continued employment for the remainder of the term of the employment agreement, payable at the same time bonuses are paid to other active employees with respect to the applicable performance period. Additionally, any options, restricted shares, or other awards granted to Mr. Sweet under the 2013 Equity Incentive Plan would become fully vested and, in the case of options, exercisable in full, and Mr. Sweet would be entitled to continue coverage, at our expense, under any health insurance programs, which were maintained by us and that he participated in at the time of his termination, for a period of 12 months or, if earlier, the date he obtains comparable coverage under a group health plan maintained by a new employer. However, if Mr. Sweet’s employment is involuntarily terminated (except by us for “cause”) or by Mr. Sweet for “good reason” within 12 months following a change in control, in lieu of the severance pay amount described above, Mr. Sweet would be entitled to severance pay in a lump sum cash payment within 60 days of his termination of employment equal to the present value of a series of monthly payments for 24 months, each in an amount equal to one-twelfth of the sum of (i) his then current base salary or the Consulting Fee, as applicable, and (ii) the average of the annual bonuses paid to him for the prior two fiscal years, if any; additionally, the period of time during which he is entitled to continue coverage under our health insurance programs would be extended to 18 months. If Mr. Sweet’s employment is terminated due to his “disability,” then he would be entitled to the Accrued Obligations or the Consulting Fee accrued through the date of termination, as applicable, Nonforfeitable Benefits and, subject to his continued compliance with the restrictive covenants set forth in his employment agreement and a requirement that he timely return and not revoke an executed release agreement, he would be entitled to severance pay, payable in accordance with our normal payroll practices, equal to 12 months of his then current base salary or the Consulting Fee, as applicable, reduced on a dollar-for-dollar basis by the amount of bona fide disability pay (within the meaning of Treas. Reg. section 1.409A-1(a)(5)) received or receivable by Mr. Sweet during such 12-month period, provided such disability payments are made pursuant to a plan sponsored by us that covers a substantial number of our employees and was established prior to the date Mr. Sweet incurred a permanent disability, and further provided that such reduction does not otherwise affect the time of payment of his severance pay. “Cause,” “good reason,” and “disability” have the same definitions as those terms in Mr. Thomas’s employment agreement, except that “good reason” will exist if

Mr. Sweet is assigned to a position other than Executive Vice President and Chief Investment Officer before January 1, 2017 or if he is directed to report to anyone other than to our President and Chief Executive Officer.

Employment Agreement with Jeffrey N. Theiler

Pursuant to our employment agreement with Mr. Theiler, he agreed to serve as our Executive Vice President and Chief Financial Officer for an initial three-year term, which term will automatically renew for successive one-year terms unless earlier terminated in accordance with the employment agreement’s provisions or unless either we or Mr. Theiler provide the other with notice of non-renewal at least 60 days prior to the expiration of the initial or a renewal term. The employment agreement provides that Mr. Theiler is entitled to an annual base salary of $300,000, subject to such annual increases as the compensation and nominating governance committee may approve, reimbursement of up to $10,000 annually for reasonable professional expenses to receive personal advice from certain professional advisors, and other benefits generally available to other employees and our other executives. Mr. Theiler has an annual cash bonus opportunity for each calendar year during his employment based upon performance goals that are established by the Board or the compensation and nominating governance committee, as the case may be, in its sole discretion. Mr. Theiler’s employment agreement provides that the compensation and nominating governance committee may use its discretion in setting the amount of the annual bonus paid to Mr. Theiler. The employment agreement also provides that we grant to Mr. Theiler an award of restricted shares under the 2013 Equity Incentive Plan, with a value of $800,000 with the number of shares being determined by market price of our common stock on the effective date of the agreement and which will vest over a three-year period, as follows:  (i) restricted shares having a value of $300,000 as of the effective date of the employment agreement shall vest on the first anniversary of the employment agreement’s effective date; and (ii) the remaining shares shall vest on each annual anniversary of the effective date, in each case subject to any forfeiture or acceleration provisions set forth in the restricted share agreement and the 2013 Equity Incentive Plan. We granted Mr. Theiler an award of 56,617 restricted common shares on July 7, 2014.

Mr. Theiler’s employment agreement provides that it may be terminated at any time, without severance, by us for “cause” or by Mr. Theiler if without “good reason;” however, upon such termination of employment, Mr. Theiler would be entitled to receive (i) the Accrued Obligations, payable within the time period required by law, and in any event within 60 days following the date of termination; and (ii) Nonforfeitable Benefits. If Mr. Theiler’s employment were terminated by us without “cause” or by Mr. Theiler for “good reason,” then he would be entitled to the Accrued Obligations, Nonforfeitable Benefits, and, subject to his continued compliance with the restrictive covenants set forth in this employment agreement and a requirement that he timely return and not revoke an executed release agreement, he would be entitled to severance pay equal to the sum of (i) his then current base salary, payable in accordance with our normal payroll practices, for a period equal to 24 months; and (ii)  annual bonuses that would have been earned based solely on Mr. Theiler’s continued employment for the remainder of the then current term of the employment agreement, or if none, an amount equal to 50% of his then current base salary, payable at the same time bonuses are paid to other active employees with respect to the applicable performance period. Additionally, any options, restricted shares, or other awards granted to Mr. Theiler under the 2013 Equity Incentive Plan would become fully vested and, in the case of options, exercisable in full, and Mr. Theiler would be entitled to continue coverage, at our expense, under any health insurance programs, which were maintained by us and that he participated in at the time of his termination, for a period of 12 months or, if earlier, the date he obtains comparable coverage under a group health plan maintained by a new employer. However, if Mr. Theiler’s employment is involuntarily terminated (except by us for “cause”) or by Mr. Theiler for “good reason” within 12 months following a change in control, in lieu of the severance pay amount described above, Mr. Theiler would be entitled to severance pay in a lump sum cash payment within 60 days of his termination of employment equal to the present value of a series of monthly payments for 24 months, each in an amount equal to one-twelfth of the sum of (i) his then current base salary and (ii) the average of the annual bonuses paid to him for the prior two fiscal years, if any; additionally, the period of time during which he is entitled to continue coverage under our health insurance programs would be extended to 18 months. If Mr. Theiler’s employment is terminated due to his “disability,” then he would be entitled to the Accrued Obligations, Nonforfeitable Benefits and, subject to his continued compliance with the restrictive covenants set forth in his employment agreement and a requirement that he timely return and not revoke an executed release agreement, he would be entitled to severance pay, payable in accordance with our normal payroll practices, equal to 12 months of his then current base salary, reduced on a dollar-for-dollar basis by the amount of bona fide disability pay (within the meaning of Treas. Reg. section 1.409A-1(a)(5)) received or receivable by Mr. Theiler during such 12-month period, provided such disability payments are made pursuant to a plan sponsored by us that covers a substantial number of our employees and was established prior to the date Mr. Theiler incurred a permanent disability, and further provided that such reduction does not otherwise affect the time of payment of his severance pay. “Cause,” “good reason,” and “disability” have the same definitions as those terms in Mr. Thomas’s employment agreement, except that “good reason” will exist if Mr. Theiler is assigned to a position other than Executive Vice President or if he is directed to report to anyone other than to our President and Chief Executive Officer.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth all outstanding equity awards held by each of our named executive officers at December 31, 2014.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
John T. Thomas	—	—	57,971	(2)	962,319
			37,120	(3)	1,848,576
			111,360	(4)	616,192

John W. Sweet Jr.	—	—	46,376	(2)	769,842
			11,136	(3)	554,573
			33,408	(4)	184,858

Jeffrey N. Theiler			56,617	(5)	939,842

(1) The market value of unvested shares is calculated by multiplying the number of unvested shares held by the applicable named executive officer by the closing price per share of our common shares on December 31, 2014, which was $16.60.

(2) Represents restricted common shares granted under the 2013 Equity Incentive Plan, which vest in two equal annual installments on each of July 24, 2015 and July 24, 2016, subject to continued employment with the Company or a subsidiary of the Company on the applicable vesting date.

(3) Represents restricted common shares granted under the 2013 Equity Incentive Plan, which vested on March 3, 2015.

(4) Represents a number of performance-based restricted stock units underlying the Performance-Based Award granted to the named executive officer, which will vest, if at all, based on achievement of performance criteria over a performance period, subject to the terms of the grant.  As of December 31, 2014, actual performance for the Performance-Based Award was between target and maximum level; therefore, the number of common shares for these Performance-Based Awards corresponds to the number of common shares that would be issued at the maximum performance level of 300%. The actual number of common shares, if any,  to be issued and actual payout value of unvested common shares with respect to the Performance-Based Awards will be determined based on achievement of performance criteria over a three year performance period, subject to the terms of the grant of such awards.

(5) Mr. Theiler’s shares will vest as follows:  (i) 21,231 of such shares will vest on July 7, 2015; and (ii) the remainder will vest ratably on July 7, 2015, July 7, 2016 and July 7, 2017, subject to continued employment with the Company or a subsidiary of the Company on the applicable vesting date.

401(k) Plan

On January 1, 2014, the Company adopted a 401(k) plan, which is intended to be a tax qualified defined contribution plan under Section 401(k) of the Code, for all eligible employees. The 401(k) plan allows all eligible employees to contribute up to 100% of their base salary and bonus, up to limits imposed by the Code. The Company adds a cash match to its 401(k) plan for all participants, including those executive officers who participate in the 401(k) plan. The Company matches 100% of the first 3% of compensation deferred as contributions plus 50% of the next 2% deferred as contributions.  The 401(k) plan also allows for discretionary profit sharing contributions. Employer contributions, if any, vest immediately.

TRUSTEE COMPENSATION

The following table sets forth the compensation received by each non-employee trustee during our fiscal year ended December 31, 2014.

	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	All Other Compensation ($)(4)	Total ($)
Tommy G. Thompson	110,250	85,000	12,854	208,104
Stanton D. Anderson	87,750	60,000	11,184	158,934
Mark A. Baumgartner	76,000	60,000	11,184	147,194
Albert C. Black, Jr.	74,750	60,000	11,184	145,934
William A. Ebinger, M.D.	59,000	60,000	11,184	130,184
Richard A. Weiss	59,250	60,000	11,184	130,434

(1) Represents the cash portion of the annual board fees and chair fees.

(2) This column represents the aggregate grant date fair value of restricted common shares computed in accordance with FASB ASC Topic 718. These amounts reflect the Company’s accounting expense for these awards, and do not correspond to the actual value, if any, that will be recognized by the non-employee trustees.

(3)  Each of our non-employee trustees other than Governor Thompson received a grant of 4,455 restricted common shares and Governor Thompson received a grant of 6,311 restricted common shares (collectively, the “Trustee Awards”).  The Trustee Awards were granted pursuant to our 2013 Equity Incentive Plan. The Trustee Awards vested on the first anniversary of the date of grant.

(4)  Represents the dollar value of  the $0.225 per share dividends for the quarterly periods ended March 31, 2014, June 30, 2014, September 30, 2014 and December 31, 2014, each of which is payable on the Trustee Awards to such trustee subject to the terms of his Trustee Award.

For fiscal 2014, each of our non-employee trustees received an annual cash retainer of $40,000.  Our lead independent trustee serves as chairman of the Board and received an additional annual cash retainer of $50,000. For fiscal 2014, the trustee who serves as chair of the audit committee received an additional annual cash retainer of $30,000, and the trustees who serve as chair of the compensation and nominating governance committee and the finance and investment committee, respectively, received an additional annual cash retainer of $20,000. Mr. Thomas, our President and Chief Executive Officer, does not receive compensation for his services as trustee. In addition, for fiscal 2014, we provided each non-employee trustee with compensation of (i) $1,000 for each duly convened meeting of the Board attended in person by such trustee, (ii) $500 for each duly convened meeting of the Board attended telephonically by such trustee, (iii) $250 for each duly convened meeting of one of the committees of the Board attended in person by a non-employee member of such committee, and (iv) $250 for each duly convened meeting of one of the committees of the Board attended telephonically by such trustee. All members of our Board are reimbursed for their reasonable costs and expenses incurred in attending our board meetings up to $8,000 per year.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF TRUSTEES

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or Securities Exchange Act of 1934, as amended.

The following is the report of the audit committee with respect to the Company’s audited consolidated and combined financial statements for the fiscal year ended December 31, 2014, included in the Company’s Annual Report on Form 10-K for that year.

The audit committee has reviewed and discussed these audited financial statements with management of the Company.

The audit committee has discussed with the Company’s independent registered public accounting firm, Ernst & Young LLP, the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, or any successor rule.

The audit committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the audit committee concerning independence, and has discussed with Ernst & Young LLP its independence;.

Based on the review and discussions referred to above in this report, the audit committee recommended to the Company’s Board of Trustees that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee
of the Board of Trustees

Stanton D. Anderson, Chairman
Richard A. Weiss
William A. Ebinger, M.D.

PROPOSAL 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee has appointed the firm of Ernst & Young LLP (“Ernst & Young”)  as the Company’s independent registered public accounting firm for fiscal 2015. Representatives of Ernst & Young are expected to be present at the Annual Meeting. They will have an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

Changes in Certifying Accounting

The audit committee conducted a competitive process to determine the Company’s independent registered public accounting firm for fiscal 2014. The audit committee invited several international public accounting firms to participate in this process, including Plante & Moran, PLLC (“Plante Moran”), the Company’s independent registered public accounting firm for fiscal 2013.  On April 4, 2014, the audit committee approved the appointment of Ernst & Young as the Company’s independent registered public accounting firm for fiscal 2014 as a result of this process.  The reports of Plante Moran on the Company’s consolidated financial statements for the fiscal year ended December 31, 2013 and on the combined financial statements of the historical business and operations of four healthcare real estate funds classified for accounting purposes as the Company’s “Predecessor” (which is not a legal entity and is comprised of the four healthcare real estate funds managed by B.C. Ziegler & Company that owned directly or indirectly interests in entities that owned the initial properties the Company acquired on July 24, 2013 in connection with completion of our IPO and related formation transactions) for the fiscal year ended December 31, 2012 did not contain any adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the Predecessor’s fiscal year ended December 31, 2012 and the Company’s fiscal year ended December 31, 2013, and through April 4, 2014, (i) there were no disagreements (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) between the Company and Plante Moran on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of Plante Moran, would have caused Plante Moran to make reference to the subject matter of the disagreement in connection with its reports on the Company’s consolidated financial statements for such years, and (ii) except for the material weakness discussed below, there were no reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K). As previously disclosed, in connection with the audit of the combined financial statements of our Predecessor for the fiscal year ended December 31, 2012 (which fiscal year end pre-dated the Company’s initial public offering and related formation transactions), Plante Moran identified a material weakness in our internal control over financial reporting. The issues identified by Plante Moran related to the timing of data collection from our property managers, resulting in a limited amount of review of this financial information by our Predecessor’s management, and a recommendation to adopt formal procedures and process to identify potential impairment issues of the Predecessor’s properties. The Company has already taken steps to address these data collection and controls with the Company’s property managers, and implement formal procedures and processes to adequately review this financial information in order to have a formal procedure and process to identify potential impairment issues, if any, with the Company’s properties going forward. The audit committee has discussed these matters with Plante Moran and the Company has authorized Plante Moran to respond fully to any inquiries by Ernst & Young.

The Company provided Plante Moran with a copy of the above disclosures and requested that Plante Moran provide the Company with a letter addressed to the SEC stating whether or not Plante Moran agrees with the above disclosures. A copy of Plante Moran’s letter, dated April 4, 2014, was attached as Exhibit 16.1 to the Company’s Form 8-K filed on April 7, 2014.

During the Company’s fiscal years ended December 31, 2013 and 2012, and through April 4, 2014, neither the Company nor anyone acting on its behalf consulted Ernst & Young regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered with respect to the Company’s financial statements, and neither a written report or oral advice was provided to the Company by Ernst & Young that Ernst & Young concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue; or (ii) any matter that was the subject of a “disagreement” or “reportable event” as those terms are defined in Item 304(a)(1) of Regulation S-K.

Fees Paid to Independent Registered Public Accounting Firm

Ernst & Young was the Company’s independent registered public accounting firm for fiscal 2014, and Plante Moran was the Company’s independent registered public accounting firm for fiscal 2013. The aggregate fees billed for professional services by Ernst & Young in fiscal 2014, and Plante Moran in fiscal 2014 and fiscal 2013, were as follows:

Audit Fees. The aggregate fees billed for professional services rendered by Ernst & Young for the audit of the Company’s consolidated and combined financial statements included in the Company’s annual report, review of financial statements included in Form 10-Qs, audit of management’s assessment of internal controls, and for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements, were approximately $491,500 for the year ended December 31, 2014.

The aggregate fees billed for professional services rendered by Plante Moran for the audit of the Company’s consolidated and combined financial statements included in the Company’s annual report, review of financial statements included in Form 10-Qs, audit of management’s assessment of internal controls, and for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements, were approximately $259,797 and $70,360 for the years ended December 31, 2014 and December 31, 2013, respectively.

Audit Related Fees. The aggregate fees billed for assurance and related services by Ernst & Young that are reasonably related to the performance of the audit or review of the Company’s consolidated and combined financial statements and are not reported under “Audit Fees” above were approximately $125,000 for the year ended December 31, 2014. Audit related services included services for matters such as audits of equity offerings, acquisitions and other domestic services.

The aggregate fees billed for assurance and related services by Plante Moran that are reasonably related to the performance of the audit or review of the Company’s consolidated and combined financial statements and are not reported under “Audit Fees” above were approximately $34,613 and $659,950 for the years ended December 31, 2014 and December 31, 2013, respectively. Audit related services included services for matters such as audits of equity offerings, acquisitions and other domestic services.

Tax Fees. The aggregate fees billed for professional services rendered by Ernst & Young for tax compliance, tax advice and tax planning were approximately $5,750 for the year ended December 31, 2014. Tax related services included preparation and review of tax returns and consultation related to tax strategies and planning, compliance and state and local tax regulatory matters.

The aggregate fees billed for professional services rendered by Plante Moran for tax compliance, tax advice and tax planning were approximately $212,046 and $18,248 for the years ended December 31, 2014 and December 31, 2013, respectively. Tax related services included preparation and review of tax returns and consultation related to tax strategies and planning, compliance and state and local tax regulatory matters.

All Other Fees. The aggregate fees billed for other professional services rendered by Ernst & Young during fiscal 2014 was $0.  The aggregate fees billed for other professional services rendered by Plante Moran during fiscal 2014 and fiscal 2013 was $0 and $7,456, respectively.

Any audit, audit-related, tax and other fees of Plante Moran incurred by our Predecessor prior to the formation transactions in July 2013 were paid by the Ziegler Funds because the Company’s results were included in the combined financial statements of the Ziegler Funds. As a result, the amounts reported above billed by Plante Moran for fiscal 2013 are not necessary representative of the fees the Company expects to pay its independent registered public accounting firm in future years.

Audit Committee Pre-Approval Policies and Procedures

The audit committee has established a pre-approval policy under which all audit and non-audit services performed by the Company’s independent registered public accounting firm must be approved in advance by the audit committee. The audit committee’s pre-approval policy provides for pre-approval of audit, audit-related, tax and certain other services specifically described by the audit committee. The term of any pre-approval is 12 months from the date of pre-approval, unless the audit committee specifically provides for a different period. The audit committee will revise the list of pre-approved services from time to time, based on subsequent determinations. In addition, individual engagements anticipated to exceed pre-established thresholds, as well as certain other services, must be specifically pre-approved by the audit committee. The pre-approval policy also provides that the audit committee may delegate pre-approval authority to the Chairman of the audit committee provided that the decision to pre-approve is communicated to the full audit committee at its next meeting.

The services performed by Ernst & Young in fiscal 2014 and Plante Moran in fiscal 2014 and fiscal 2013 were pre-approved in accordance with the audit committee’s pre-approval policy.

Required Vote

Ratification of the selection of Ernst & Young as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015 requires the affirmative vote of a majority of all of the votes cast on Proposal 2 at the Annual Meeting in person or by proxy.  Votes cast does not include abstentions, and therefore, abstentions will not affect the outcome of the vote, although they will be considered present for the purpose of determining the presence of quorum.  Because brokers are entitled to vote on Proposal 2 without specific instructions from beneficial owners, there will be no broker non-votes on this matter.  You may vote “FOR”, “AGAINST” or “ABSTAIN.”

Shareholder ratification of the selection of Ernst & Young as the Company’s independent registered public accounting firm is not required by the Company’s bylaws or otherwise. However, the Board is submitting the selection of Ernst & Young to the shareholders for ratification as a matter of corporate practice. If the shareholders fail to ratify the selection, the audit committee will reconsider whether or not to retain Ernst & Young. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the audit committee determines that such a change would be in the best interests of the Company and its shareholders.

The Board recommends a vote “FOR” ratification of Ernst & Young as the Company’s independent registered public accounting firm for fiscal 2015.

PROPOSAL 3

APPROVAL OF THE PHYSICIANS REALTY TRUST 2015 EMPLOYEE STOCK PURCHASE PLAN

The Company is requesting that shareholders approve the Physicians Realty Trust 2015 Employee Stock Purchase Plan (the “ESPP”), which was approved by our compensation and nominating governance committee subject to shareholder approval. The ESPP is being submitted for approval by the shareholders at the Annual Meeting. The Company believes that the ESPP will provide a key benefit to eligible employees. In particular, the ESPP provides a convenient way for our employees to purchase our common shares at a discounted price, which gives employees a vested interest in our success and aligns their interests with that of our shareholders. If approved by the shareholders, the ESPP will become effective on July 1, 2015.

Summary of the ESPP

The following is a summary of the material terms of the ESPP. The following summary does not purport to be complete and is qualified in its entirety by reference to the full text of the ESPP. which is attached as Appendix A and incorporated herein by reference. Shareholders are encouraged to read the text of the ESPP in its entirety.

Purpose

The purpose of the ESPP is to provide an added incentive for eligible employees of the Company to promote the Company’s best interests by providing an opportunity to those employees to purchase the Company’s common shares at below-market prices through payroll deductions. The ESPP aligns the interests of the Company’s shareholders and employees by increasing the proprietary interest of employees in the Company’s growth and success, advances the interests of the Company by attracting and retaining employees, and motivates employees to act in the long-term best interests of the Company.

Administration

The ESPP will be administered by the compensation and nominating governance committee, which has the right to determine any questions which may arise regarding the interpretation and application of the provisions of the ESPP and to make, administer and interpret such rules and regulations as it deems necessary. Any determinations will be made by the compensation and nominating governance committee in its sole discretion and will be final and binding. The compensation and nominating governance committee is authorized from time to time to delegate some or all of its authority under the ESPP to a subcommittee or other individuals as it deems necessary, appropriate or advisable.

The ESPP is intended to qualify as an “employee stock purchase plan” within the meaning of section 423 of the Code and will be administered and interpreted in accordance with that provision.

Eligibility

Any individual who is an active employee of the Company (or its designated subsidiaries) will be eligible to participate, provided that the individual is employed on the first day of an offering period and subject to certain limitations imposed by section 423 of the Code. As of December 31, 2014, approximately 14 individuals would be eligible to participate in the ESPP.

Shares Available for Issuance

If approved by the shareholders at the Annual Meeting, the maximum number of the Company’s common shares that may be purchased under the ESPP will be 250,000 common shares, subject to adjustment for stock dividends, stock splits or combinations of common shares. Common shares purchased under the ESPP may be any combination of authorized and newly issued common shares, common shares purchased by the Company on the open market or other common shares held by the Company as treasury shares.

Offering Periods

The ESPP is currently implemented by consecutive six-month offering periods, beginning on July 1st and January 1st of each year and ending on the last day of December and June, respectively. Shares are purchased on the last trading day of each six-month offering period.

Participation in the Plan

Eligible employees become participants in the ESPP by executing and delivering to the Company an enrollment form prior to the beginning of an offering period. The enrollment form specifies the employee’s contribution percentage (not to exceed 10% of base salary and wages) and authorizes the Company to make payroll deductions for the purchase of common shares under the ESPP.

A participant may discontinue his or her participation in the ESPP at any time up to five days before the last trading day in an offering period or may decrease the rate of payroll deductions during the offering period, in each case by delivering written notice to the Company and following any procedures established by the compensation and nominating governance committee. Upon a withdrawal from the ESPP during an offering period, all payroll deductions for the offering period will be returned to the participant in cash, without interest. The participant may not re-elect to participate in the ESPP during the offering period but may make a new election to participate in any future offering period. Unless the participant’s participation is discontinued, the purchase of common shares occurs automatically at the end of the offering period. Once an employee becomes a participant, he or she will automatically be enrolled in subsequent offering periods unless the employee withdraws from the ESPP or becomes ineligible to participate.

Purchase Price

The purchase price per share at which common shares are sold under the ESPP is the lower of (i) 85% of the fair market value of the common shares on the first trading day of the offering period or (ii) 85% of the fair market value of the common shares on the last trading day of the offering period. The fair market value of the common shares on a given date is the closing price per share on the NYSE as of such date.

Delivery of Common Shares

On the last trading day of the offering period, the balance of a participant’s account under the ESPP will be applied to the purchase of the number of common shares determined by dividing the account balance by the purchase price. No fractional shares will be delivered under the ESPP.

Common Share Purchase Limits

The maximum number of common shares that a participant may purchase during any offering period is 100,000 common shares. In addition, no participant will be granted a purchase right under the ESPP which would allow the maximum number of common shares that a participant may purchase under the ESPP (or any employee stock purchase plan sponsored by the Company (and its subsidiaries) to accrue at a rate that would exceed $25,000 in fair market value of such common shares (determined at the first trading day of the offering period) for each calendar year in which the purchase right is outstanding at any time. In addition, no participant will be permitted to subscribe for common shares under the ESPP if, immediately after the grant of the purchase right, the participant would own 5% or more of the combined voting power or value of all classes of stock of the Company or of any of its subsidiaries (including stock that may be purchased under the ESPP or pursuant to any other purchase rights).

Termination of Employment; Disability or Death

Upon the termination of a participant’s employment for any reason (other than death or disability), the participant (i) will immediately cease to participate in the ESPP and (ii) will receive any amounts being held in his or her account. In the event of a participant’s termination of employment during an offering period due to death or disability, the participant or, in the case of his or her death, the participant’s heirs or estate or designated beneficiary will be entitled to receive the amount credited to the participant’s account or to have the account applied to the purchase of common shares at the end of the offering period.

Adjustment or Changes in Capitalization

In the event of any change in the outstanding common shares of the Company by reason of a stock split, stock dividend, recapitalization, partial or complete liquidation, reclassification, merger, consolidation, reorganization, extraordinary cash dividend, spin-off, split-up, combination or other corporate event or distribution of stock or property affecting the common shares, the aggregate number of common shares available under the ESPP, the maximum number of shares that each participant may purchase during an offering period or over a calendar year, and the per-share price used to determine the purchase price, will be appropriately adjusted in accordance with section 423 of the Code.

Dissolution or Liquidation

Unless provided otherwise by the compensation and nominating governance committee, in the event of the proposed dissolution or liquidation of the Company, the offering period then in progress will be shortened by the compensation and nominating governance committee setting a new purchase date and shall terminate immediately prior to the consummation of the proposed dissolution or liquidation.

Asset Sale, Merger or Consolidation

In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger or consolidation of the Company with or into another entity, each outstanding purchase right under the ESPP will be assumed, or an equivalent right to purchase common shares substituted, by the successor or resulting entity or a parent or subsidiary of the entity. In lieu of such substitution or assumption, the compensation and nominating governance committee may elect to shorten any offering period then in progress by setting a new purchase date and any offering period then in progress will end on the new purchase date.

Non-assignability

No rights or accumulated payroll deductions of a participant under the ESPP may be pledged, assigned or transferred for any reason during the lifetime of a participant (other than by will or the laws of descent and distribution). If a participant attempts to make such a transfer, any purchase right held by the participant may be terminated by the compensation and nominating governance committee.

Amendment and Termination of the Plan

The ESPP may be amended by the compensation and nominating governance committee for any reason subject to applicable laws, rules and regulations. However, if the compensation and nominating governance committee elects to amend the ESPP to increase the number of outstanding common shares available for issuance, the amendment must be approved by the Company’s shareholders within twelve months.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

The following is a brief description of federal income taxation upon employees and the Company under the ESPP. This summary is not intended to constitute tax advice, is not intended to be exhaustive and, among other things, does not describe state, local or foreign tax consequences or the tax consequences arising in the context of the employee’s death.

The ESPP, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of section 421 and 423 of the Code. Under these provisions, no income will be taxable to a participant at the time of purchase of common shares.

Upon disposition of the common shares, the participant will be subject to tax and the amount of the tax will depend on the period of time that the participant holds the common shares.

If the common shares are disposed of by the participant two years or more after the first day of the offering period, the lesser of (i) the excess of the fair market value of the common shares at the time of such disposition over the purchase price, and (ii) 15% of the fair market value of the common shares on the first trading day of the offering period, will be treated as ordinary income. The portion of the gain that is in excess of the cost basis in the common shares, if any, will be taxed at long-term capital gain rates. If the common shares are sold after such time and the sale price is less than the purchase price, the participant recognizes no ordinary income but instead a capital loss for the difference between the sale price and the purchase price.

If the common shares are disposed of by the participant within two years of the first day of the offering period, the participant will recognize compensation taxable as ordinary income, in an amount equal to the excess of the fair market value of the common shares on the last trading day of the offering period over the purchase price of the common shares under the ESPP. In addition, on the disposition of the common shares, the participant will recognize capital gain or loss equal to the difference between the price at which the common shares are disposed of and the cost basis in the common shares.

The Company is not entitled to a deduction for amounts taxed as ordinary income to a participant except to the extent of ordinary income recognized by participants upon disposition of common shares within two years from the date of grant.

New Plan Benefits

Because the number of common shares that may be purchased under the ESPP will depend on each employee’s voluntary election to participate and not withdraw from the ESPP, the amount of payroll deduction contributions elected by each employee, and on the fair market value of our common shares at various future dates, the actual number of common shares that may be purchased by any individual (or any group of individuals) is not determinable.

Equity Compensation Plan Information

The table below presents information as of December 31, 2014 for the 2013 Equity Incentive Plan. The Company does not have any equity compensation plans that have not been approved by shareholders.

Plan category	Number of securities to be issued upon exercise of outstanding options warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	55,680	(1)	—	1,991,333

Equity compensation plans not approved by security holders	—		—	—

(1) Performance-based restricted stock units at target level granted to officers under the 2013 Equity Incentive Plan, which will vest, if at all, based on achievement of performance criteria over a performance period, subject to the terms of the grant.

Required Vote

Approval of the Physicians Realty Trust 2015 Employee Stock Purchase Plan requires the affirmative vote of a majority of the votes cast on Proposal 3 at the Annual Meeting in person or by proxy. Votes cast does not include broker non-votes, and therefore, broker non-votes will not affect the outcome of the vote, although they will be considered present for the purpose of determining the presence of quorum. Abstentions will have the same effect as votes against the proposal. You may vote “FOR”, “AGAINST” or “ABSTAIN.”

The Board recommends a vote “FOR” the approval of the Physicians Realty Trust 2015 Employee Stock Purchase Plan.

OTHER MATTERS

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, the persons named in the accompanying proxy intend to vote on those matters in accordance with their best judgment.

APPENDIX A

PHYSICIANS REALTY TRUST

2015 EMPLOYEE STOCK PURCHASE PLAN

Purpose.  The purpose of the Plan is to provide employees of the Company and its Designated Subsidiaries with an opportunity to purchase Shares of the Company.  The Plan is intended to qualify as an “employee stock purchase plan” under Section 423 of the Code, and the Plan shall be construed so as to extend and limit participation on a uniform and nondiscriminatory basis consistent with the requirements of Section 423 of the Code.

Definitions.

“Administrator” means one or more of the Company’s officers or management team appointed by the Committee to administer the day-to-day operations of the Plan.  Except as otherwise provided in the Plan, the Committee may assign any of its administrative tasks to the Administrator.

“Board” means the Board of Trustees of the Company.

“Change in Control” means the occurrence of the event set forth in any one of the following paragraphs, except as otherwise provided herein:

any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates) representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (A) of paragraph (iii) below;

the following individuals cease for any reason to constitute a majority of the number of trustees then serving: individuals who, on the Effective Date, constitute the Board and any new trustee (other than a trustee whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of trustees of the Company) whose appointment or election by the Board or nomination for election by the Company’s shareholders was approved or recommended by a vote of at least two-thirds (2/3rds) of the trustees then still in office who either were trustees on the Effective Date or whose appointment, election or nomination for election was previously so approved or recommended;

there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least sixty percent (60%) of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including the securities Beneficially Owned by such Person any securities acquired directly from the Company or its Affiliates other than in connection with the acquisition by the Company or its Affiliates of a business) representing thirty percent (30%) or more of the combined voting power of the Company’s then outstanding securities; or

the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least sixty percent (60%) of the combined voting power of the voting securities of which are owned by shareholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

For purposes of this Section 2(c):

“Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under Section 12 of the Exchange Act.

“Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Exchange Act.

“Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its Subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of Common Shares of the Company.

Notwithstanding the foregoing provisions of this Section 2(c), if a purchase right granted under the Plan is subject to Section 409A of the Code, then an event shall not constitute a Change in Control for purposes of such purchase right under the Plan unless such event also constitutes a change in the Company’s ownership, its effective control or the ownership of a substantial portion of its assets within the meaning of Section 409A of the Code.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto, and the regulations promulgated thereunder.

“Committee” means the Compensation and Nominating Governance Committee of the Board, or such other committee of the Board as may be designated by the Board to administer the Plan.

“Company” means Physicians Realty Trust.

“Compensation” means wages and salary but exclusive of overtime pay and regularly paid wage premiums (such as evening or shift premiums), commissions, income from stock options or equity compensation awards, bonuses and other compensation, unless otherwise determined by the Committee.

“Designated Subsidiary” means any Subsidiary selected by the Committee.

“Disability” means the Participant becoming unable to engage in any substantial gainful activity by reason of any medical determinable physical or mental impairment that can be expected to result in death or that has lasted or can be expected to last for a continuous period of not less than 12 months, within the meaning of Code Section 422(c)(6).

“Effective Date” shall mean the date the Plan becomes effective in accordance with Section 25.

“Eligible Employee” means any individual who is treated as an active employee in the records of the Company or any Designated Subsidiary, regardless of any subsequent reclassification by the Company or by any Designated Subsidiary, any governmental agency, or any court, provided, however, in all cases, only as of the first day of the month following the start of service as an active employee of the Company or Designated Subsidiary.  The Committee, in its discretion, from time to time may, prior to an Offering Date for a particular Offering and for all purchase rights to be granted on such Offering Date under such Offering, determine that the definition of Eligible Employee will or will not include an individual if he or she customarily works not more than twenty (20) hours per week or not more than five (5) months in any calendar year (or, in each case, such lesser period of time as may be determined by the Committee in its discretion), provided that any such exclusion is applied with respect to each Offering in a uniform manner to all similarly situated employees who otherwise would be Eligible Employees for that Offering. The employment relationship shall be treated as continuing intact while the individual is on military or sick leave or other bona fide leave of absence approved by the Company or the Designated Subsidiary so long as the leave does not exceed three (3) months or if longer than three (3) months, the individual’s right to reemployment is provided by statute or has been agreed to by contract or in a written policy of the Company which provides for a right of reemployment following the leave of absence.  The employment relationship shall be treated as continuing intact where an Eligible Employee transfers employment between the Company and Designated Subsidiaries.  The Committee shall establish rules to govern other transfers into the Plan, and between any separate Offerings established thereunder, consistent with the applicable requirements of Section 423 of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, from time to time, or any successor law thereto, and the regulations promulgated thereunder.

“Fair Market Value” means, with respect to the Shares, as of any date, (i) the closing per-share sales price of the Shares (A) as reported by the NYSE composite tape for such date or (B) if the Shares are no longer listed on the NYSE but are listed on any other national stock exchange or national market system, as reported on the stock exchange composite tape for securities traded on such exchange for such date, or, with respect to each of clauses (A) and (B), if there were no sales on such date, on the closest preceding date on which there were sales of Shares, or, (ii) in the event there shall be no public market for the Shares on such date, the fair market value of the Shares as determined in good faith by the Committee upon the reasonable application of a reasonable valuation method.

“NYSE” means the New York Stock Exchange.

“Offering” means an offer under the Plan of a purchase right that may be exercised during an Offering Period as further described in Section 2(q). For purposes of this Plan, the Committee may designate separate Offerings under the Plan (the terms of which need not be identical) in which Eligible Employees of one or more Designated Subsidiaries will participate, even if the dates of the applicable Offering Periods of each such Offering are identical.

“Offering Date” means the first Trading Day of each Offering Period.

“Offering Period” means a period of six (6) months during which a purchase right granted pursuant to the Plan may be offered, or such different period for the offer of the purchase right as may be established by the Committee.  In no event shall an Offering Period exceed 27 months.  The duration and timing of Offering Periods may be changed pursuant to Section 4.  It is the intent of the Company that the initial Offering Period will be the six-month period ending December 31, 2015.

“Parent” means a “parent corporation” of the Company whether now or hereinafter existing as defined in Section 424(e) of the Code.

“Participant” means any Eligible Employee who participates in the Plan as described in Section 5.

“Participation Election” means any written agreement, enrollment form, contract or other instrument or document (in each case in paper or electronic form) evidencing that an Eligible Employee has elected to become a Participant in the Plan, which may, but need not, require execution by a Participant.

“Plan” means the Physicians Realty Trust 2015 Employee Stock Purchase Plan.

“Purchase Date” means the last Trading Day of each Offering Period.

“Purchase Price” means a per-Share amount to be paid by a Participant to purchase a Share on the Purchase Date.  Such Purchase Price shall be established in the manner initially specified by the Committee and in effect thereafter unless otherwise changed by the Committee, for each Offering prior to an Offering Period and shall be no less than the lower of (i) eighty-five percent (85%) of the Fair Market Value of a Share on the Offering Date for the relevant Offering Period or (ii) eighty-five percent (85%) of the Fair Market Value of a Share on the Purchase Date for the relevant Offering Period.  Such Purchase Price may be established by the Committee by any manner or method the Committee determines, pursuant to Section 16, and subject to compliance with Section 423 of the Code (or any successor rule or provision or any other applicable law, regulation or stock exchange rule).

“Share” means a share of common stock of the Company or such other security of the Company (i) into which such share shall be changed by reason of a recapitalization, merger, consolidation, split-up, combination, exchange of shares or other similar transaction or (ii) as may be determined by the Committee pursuant to Section 16.

“Subsidiary” means a “subsidiary corporation” of the Company whether now or hereafter existing, as defined in Section 424(f) of the Code.

“Trading Day” means a day on which the NYSE is open for trading.

“Trustee” means a member of the Board.

Eligibility.

Any Eligible Employee on a given Offering Date shall be eligible to participate in the Plan, provided, however, that employees who are citizens or residents of a non-U.S. jurisdiction may be excluded from participation in the Plan or an Offering if the participation of such employees is prohibited under the laws of the applicable jurisdiction or if complying with the laws of the applicable jurisdiction would cause the Plan or an Offering to violate Section 423 of the Code.  Further, notwithstanding any provisions of the Plan to the contrary, no Eligible Employee may be granted a purchase right under the Plan (i) to the extent that, immediately after the grant, such Eligible Employee (or any other person whose stock would be attributed to such Eligible Employee pursuant to Section 424(d) of the Code) would own capital stock of the Company and/or hold outstanding purchase rights to purchase capital stock possessing five percent (5%) or more of the total combined voting power or value of all classes of the capital stock of the Company or of any Subsidiary, or (ii) to the extent that his or her rights to purchase capital stock under all employee stock purchase plans of the Company and its Subsidiaries accrues at a rate that exceeds Twenty-Five Thousand Dollars ($25,000) worth of such stock (determined at the Fair Market Value of the shares of such stock at the time such purchase right is granted) for each calendar year in which such purchase right is both outstanding and exercisable.

The Committee may provide that each employee who, during the course of an Offering, first becomes an Eligible Employee shall, on a date specified in the Offering that coincides with the day on which such employee becomes an Eligible Employee or that occurs thereafter, receive a purchase right under that Offering, which purchase right shall thereafter be deemed to be a part of that Offering.  Such purchase right shall have the same characteristics as any purchase rights originally granted under that Offering, as described herein, except that:

the first Trading Day on or immediately following the date on which such purchase right is granted shall be the “Offering Date” of such purchase right for all purposes, including determination of the Purchase Price of such purchase right;

the period of the Offering with respect to such purchase right shall begin on its Offering Date and end coincident with the end of such Offering; and

the Committee may provide that if such employee first becomes an Eligible Employee within a specified period of time before the end of the Offering, he or she shall not receive any purchase right under that Offering.

Offering Periods.  The first Offering Period under the Plan will commence on July 1, 2015 and will end on December 31, 2015.  Subsequently, the Plan shall be implemented by consecutive six-month Offering Periods with a new Offering Period commencing on each January 1 and July 1, or on such other date as the Committee shall determine, and continuing thereafter to the last day of the respective six-month period or until terminated in accordance with Section 20. Within the limitations set forth in Section 2(q), the Committee shall have the power to change the duration of Offering Periods (including the commencement dates thereof) with respect to future offerings without stockholder approval if such change is announced prior to the scheduled beginning of the first Offering Period to be affected thereafter.

Participation.  An Eligible Employee may become a Participant in the Plan by completing, within any prescribed enrollment period prior to the applicable Offering Date, a Participation Election (electronic or otherwise) and/or any other forms and following any procedures for enrollment in the Plan as may be established by the Administrator from time to time.

Payroll Deductions.

At the time a Participant completes any Participation Election, enrollment form and/or procedure to enroll in the Plan, as provided in Section 5, he or she shall elect to have payroll deductions made on each pay day during the Offering Period in an amount not exceeding 10% of the Compensation that he or she receives on each pay day during the Offering Period, provided that should a pay day occur on a Purchase Date, a Participant shall have the payroll deductions made on such day applied to his or her account under the new Offering Period, unless otherwise provided by the Administrator and subject to withdrawal by the Participant as provided in Section 10.  A Participant’s enrollment in the Plan shall remain in effect for successive Offering Periods unless terminated as provided in Section 10.

Payroll deductions for a Participant shall commence on the first pay day following the Offering Date and shall end on the last pay day in the Offering Period to which such authorization is applicable (subject to Section 6(a)), unless sooner terminated by the Participant as provided in Section 10.

A Participant may discontinue his or her participation in the Plan as provided in Section 10 by completing any forms and following any procedures for withdrawal from the Plan as may be established by the Administrator from time to time.  Further, the Participant may increase or decrease payroll deductions by completing any form or following any procedure established by the Administrator from time to time.

At the time that Shares are purchased under the Plan, or at the time some or all of the Company’s Shares issued under the Plan are disposed of, the Participant must make adequate provision for the Company’s or its Subsidiary’s federal, state, or any other tax liability payable to any authority, national insurance, social security, payment-on-account or other tax obligations, if any, which arise as a result of participation in the Plan, including, for the avoidance of doubt, any liability of the Participant to pay an employer tax or social insurance contribution obligation, which liability has been shifted to the Participant as a matter of law or contract.  At any time, the Company or its Subsidiary, as applicable, may, but shall not be obligated to, withhold from the Participant’s compensation the amount necessary for the Company or its Subsidiary, as applicable, to meet applicable withholding obligations, including any withholding required to make available to the Company or its Subsidiary, as applicable, any tax deductions or benefits attributable to sale or early disposition of Shares by the Eligible Employee.  In addition, the Company or its Subsidiary, as applicable, may withhold from the proceeds of the sale of Shares, may withhold a sufficient whole number of Shares otherwise issuable following purchase having an aggregate fair market value sufficient to pay applicable withholding obligations or may withhold by any other means set forth in the applicable Participation Election.  Where necessary to avoid negative accounting treatment, the Company or its Subsidiary shall withhold taxes at the applicable statutory minimum withholding rates.

Grant of Purchase Right.  On the Offering Date of each Offering Period, each Eligible Employee participating in such Offering Period shall be granted a purchase right to purchase on each Purchase Date during such Offering Period (at the applicable Purchase Price) up to a number of Shares determined by dividing such Eligible Employee’s payroll deductions accumulated prior to such Purchase Date by the applicable Purchase Price, provided, however, that in no event shall an Eligible Employee be permitted to purchase during each Offering Period more than 100,000 Shares subject to adjustment pursuant to Section 15, and provided further that such purchase shall be subject to the limitations set forth in Sections 3 and 14.  The Committee may, for future Offering Periods, increase or decrease, in its absolute discretion, the maximum number of Shares that an Eligible Employee may purchase during each Offering Period.  The purchase of Shares pursuant to the purchase right shall occur as provided in Section 8, unless the Participant has withdrawn pursuant to Section 10.  Each purchase right expires on the last day of the Offering Period.

Purchase of Shares.

Unless a Participant withdraws from the Plan as provided in Section 10, on the Purchase Date, the maximum number of whole Shares as may be purchased with the accumulated payroll deductions in the Participant’s account shall be purchased for such Participant at the applicable Purchase Price, subject to the limitations in Section 7 and Section 8(b).  Unless specifically permitted by the Committee, fractional shares shall not be purchased, and in such event, any payroll deductions accumulated in a Participant’s account which are not sufficient to purchase a full Share shall, at the discretion of the Committee, be returned to the Participant or be retained in the Participant’s account for the subsequent Offering Period, subject to earlier withdrawal by the Participant as provided in Section 10.  During a Participant’s lifetime, Shares may be purchased pursuant to the Participant’s purchase right only by the Participant.

No Participant is permitted to purchase shares under all employee stock purchase plans of the Company and its subsidiaries at a rate that exceeds $25,000 in Fair Market Value (determined at the time the purchase right is granted) for each calendar year in which any purchase right is both outstanding and exercisable.

If the Committee determines that, on a given Purchase Date, the number of Shares with respect to which purchase rights are to be exercised may exceed (i) the number of Shares that were available for sale under the Plan on the Offering Date of the applicable Offering Period, or (ii) the number of Shares available for sale under the Plan on such Purchase Date, the Committee shall make a pro-rata allocation of the Shares available for purchase on such Purchase Date in as uniform a manner as shall be practicable to be equitable among all Participants exercising purchase rights on such Purchase Date.  The Committee may make a pro-rata allocation of the Shares available on the Offering Date of any applicable Offering Period pursuant to the preceding sentence, notwithstanding any authorization of additional Shares for issuance under the Plan by the Company’s shareholders subsequent to such Offering Date.  In such event, any residual payroll deductions accumulated in a Participant’s account which are not used to purchase Shares shall be promptly refunded to the relevant Participant or beneficiary, as applicable.

Delivery.  By enrolling in the Plan, each Participant shall be deemed to have authorized the establishment of a brokerage account on his or her behalf at a securities brokerage firm selected by the Company.  Alternatively, the Company may provide for Plan share accounts for each Participant to be established by the Company or by an outside entity selected by the Committee which is not a brokerage firm.  As soon as reasonably practicable after each Purchase Date on which a purchase of Shares occurs, the Company shall arrange for the delivery to each Participant of the Shares purchased upon exercise of his or her purchase right to the Participant’s brokerage or Plan share account in a form determined by the Company.  Notwithstanding any other provision of the Plan, unless otherwise determined by the Administrator or required by any applicable law, rule or regulation, the Company shall not deliver to any Participant certificates evidencing Shares issued in connection with any purchase under the Plan, and instead such Shares shall be recorded in the books of the brokerage firm or, as applicable, the Company, its transfer agent, stock plan administrator or such other outside entity which is not a brokerage firm.

Withdrawal.

A Participant may decide not to purchase Shares on a given Purchase Date and opt to withdraw all, but not less than all, the payroll deductions credited to his or her account and not yet used to purchase Shares under the Plan at any time by giving notice in a form or manner prescribed by the Administrator from time to time, except that no withdrawals shall be permitted for the five day period immediately preceding each Purchase Date, or as may be specified by the Administrator in its discretion.  All of the Participant’s payroll deductions credited to his or her account shall, at the discretion of the Administrator, (i) be retained in the Participant’s account and used to purchase Shares at the next Purchase Date, or (ii) be paid to such Participant as soon as reasonably practicable after receipt of notice of withdrawal and such Participant’s purchase right for the Offering Period shall be terminated automatically, and no further payroll deductions for the purchase of Shares shall be made for such Offering Period.  If a Participant withdraws from an Offering Period, payroll deductions shall not resume at the beginning of the succeeding Offering Period unless he or she satisfactorily completes the process to re-enroll in the Plan as prescribed by the Administrator from time to time.

A Participant’s withdrawal from an Offering Period shall not have any effect upon his or her eligibility to participate in any similar plan that may hereafter be adopted by the Company or in succeeding Offerings which commence after the termination of the Offering Period from which he or she has withdrawn.

No Right to Employment.  Participation in the Plan by a Participant shall not be construed as giving a Participant the right to be retained as an employee of the Company or a Subsidiary, as applicable.  Furthermore, the Company or a Subsidiary may dismiss a Participant from employment at any time, free from any liability or any claim under the Plan.

Termination of Employment.  Unless otherwise determined by the Administrator, upon a Participant’s ceasing to be an Eligible Employee, due to termination of employment for any reason (other than death or Disability), he or she shall be deemed to have elected to withdraw from the Plan and the payroll deductions credited to such Participant’s account during the Offering Period but not yet used to purchase Shares under the Plan shall be returned to such Participant and such Participant’s purchase right shall be terminated automatically.  Unless otherwise determined by the Administrator, upon a Participant’s ceasing to be an Eligible Employee, due to termination of employment on account of death or Disability, the Participant or, in the case of his or her death, the person or persons entitled thereto under Section 17 may elect to (i) purchase Shares on the next applicable Purchase Date, as may be purchased with the accumulated payroll deductions in the Participant’s account in accordance with the terms of the Plan and Section 8 or (ii) elect to withdraw from the Plan as described in this Section 12.

Interest.  No interest will accrue on the payroll deduction contributions of a Participant in the Plan, except as may be required by applicable law, as determined by the Administrator.

Shares Available for Purchase under the Plan.

Basic Limitation.  Subject to adjustment pursuant to Section 15 , the aggregate number of Shares authorized for sale under the Plan is two hundred fifty thousand (250,000) Shares.  If any purchase right granted under the Plan shall for any reason terminate without having been exercised, the Shares not purchased under such purchase right shall again become available for issuance under the Plan.

Rights as an Unsecured Creditor.  Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly-authorized transfer agent of or broker selected by the Company), a Participant shall only have the rights of an unsecured creditor with respect to such Shares, and no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to such Shares.

Sources of Shares Deliverable at Purchase.  Any Shares issued after purchase may consist, in whole or in part, of authorized and unissued or reacquired Shares, including Shares purchased on the open market, or of treasury Shares.

Adjustments for Changes in Capitalization and Similar Events.

Changes in Capitalization.  Subject to any required action by the shareholders of the Company, the maximum number of Shares that shall be made available for sale under the Plan, the maximum number of Shares that each Participant may purchase during the Offering Period (pursuant to Section 7) or over a calendar year under the $25,000 limitation (pursuant to Section 8(b)), and the per Share price used to determine the Purchase Price shall be proportionately adjusted for any increase or decrease in the number of issued Shares resulting from any nonreciprocal transaction between the Company and its shareholders (such as a stock dividend, stock split, spin-off, rights offering or recapitalization through a large, nonrecurring cash dividend) that affects the Shares (or other securities of the Company) or the price of Shares (or other securities) and causes a change in the per share value of the Shares underlying outstanding purchase rights.  Such adjustment shall be made by the Committee, whose determination in that respect shall be final, binding and conclusive.  The Committee may not delegate its authority to make adjustments pursuant to this paragraph.  Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares subject to a purchase right.

Dissolution or Liquidation.  In the event of the proposed dissolution or liquidation of the Company as contemplated by Section 2(c)(iv), the Offering Period then in progress shall be shortened by setting a new Purchase Date (the “New Purchase Date”) and shall terminate immediately prior to the consummation of such proposed dissolution or liquidation, unless provided otherwise by the Committee.  The New Purchase Date shall be before the date of the Company’s proposed dissolution or liquidation.  The Administrator shall notify each Participant in writing, at least ten (10) business days prior to the New Purchase Date, that the Purchase Date for the Participant’s purchase right has been changed to the New Purchase Date and that Shares shall be purchased automatically for the Participant on the New Purchase Date, unless prior to such date the Participant has withdrawn from the Offering Period as provided in Section 10.

Change in Control.  In the event of a Change in Control, each outstanding purchase right shall be assumed or an equivalent purchase right substituted by the successor corporation or a Parent or Subsidiary of the successor corporation.  In the event that the successor corporation refuses to assume or substitute for the purchase right, the Offering Period then in progress shall be shortened by setting a New Purchase Date and shall end on the New Purchase Date.  The New Purchase Date shall be before the date of the Company’s proposed merger or Change in Control.  The Administrator shall notify each Participant in writing, at least ten (10) business days prior to the New Purchase Date, that the Purchase Date for the Participant’s purchase right has been changed to the New Purchase Date and that Shares shall be purchased automatically for the Participant on the New Purchase Date, unless prior to such date the Participant has withdrawn from the Offering Period as provided in Section 10.

Administration.

Authority of the Committee.  Subject to the terms of the Plan and applicable law, and in addition to other express powers and authorizations conferred on the Committee by the Plan, the Committee shall have sole and plenary authority to administer the Plan, including, without limitation, the authority to:

construe, interpret, reconcile any inconsistency in, correct any default in and supply any omission in, and apply the terms of the Plan and any Participation Election or other instrument or agreement relating to the Plan;

determine eligibility and adjudicate all disputed claims filed under the Plan, including which entities shall be Designated Subsidiaries;

determine the terms and conditions of any purchase right to purchase Shares under the Plan;

establish, amend, suspend or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan;

amend an outstanding purchase right or grant a replacement purchase right for a purchase right previously granted under the Plan if, in the Committee’s discretion, it determines that (A) the tax consequences of such purchase right to the Company or the Participant differ from those consequences that were expected to occur on the date the purchase right was granted, or (B) clarifications or interpretations of, or changes to, tax law or regulations permit purchase rights to be granted that have more favorable tax consequences other than initially anticipated; and

make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.

Notwithstanding any provision to the contrary in this Plan, the Committee may adopt rules or procedures relating to the operation and administration of the Plan to accommodate the specific requirements of local laws and procedures for jurisdictions outside of the United States.  The Committee may assign any of its administrative tasks set forth in this paragraph to the Administrator, including the designation of a Designated Subsidiary under the Plan, unless constrained by applicable law.  However, the Committee may not delegate its authority to make adjustments pursuant to Section 15(a).

Committee Decisions.  Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations and other decisions under or with respect to the Plan or any right to purchase Shares granted under the Plan made by the Committee or its delegate, including, but not limited to decisions of the Administrator in fulfilling its duties under the Plan, shall be final, conclusive, and binding upon all persons, including the Company, Designated Subsidiary, Participant, Eligible Employee, or any beneficiary of such person, as applicable.

Indemnification.  To the extent allowable pursuant to applicable law, each member of the Board, the Committee, the Administrator or any employee of the Company, or a Designated Subsidiary (each such person, a “Covered Person”) shall be indemnified and held harmless by the Company from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such Covered Person in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action or failure to act pursuant to the Plan and against and from any and all amounts paid by him or her in satisfaction of judgment in such action, suit, or proceeding against him or her; provided, however, that he or she has acted in accordance with his or her duties and responsibilities to the Company under applicable law, and provided that he or she gives the Company an opportunity, at its own expense, to handle and defend any claim, action, suit, or proceeding to which he or she is a party before he or she undertakes to handle and defend it on his or her own behalf.  The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such Covered Persons may be entitled pursuant to the Company’s Declaration of Trust  or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

Death.  Unless otherwise provided in an enrollment form or procedures established by the Administrator from time to time, in the event of the Participant’s death, any accumulated payroll deductions not used to purchase Shares shall be paid to and any Shares credited to his or her brokerage or Plan share account shall be transferred to the Participant’s heirs or estate as soon as reasonably practicable following the Participant’s death.

Transferability.  Payroll deductions credited to a Participant’s account and any rights with regard to the purchase of Shares pursuant to a purchase right or to receive Shares under the Plan may not be assigned, alienated, pledged, attached, sold or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in Section 17) by the Participant.  Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Committee may treat such act as an election to withdraw funds from an Offering Period in accordance with Section 10.

Use of Funds.  All payroll deductions received by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions.  Until Shares are issued, Participants shall only have the rights of an unsecured creditor.

Amendment and Termination.

Subject to any applicable law or government regulation and to the rules of the NYSE or any successor exchange or quotation system on which the Shares may be listed or quoted, the Plan may be amended, modified, suspended or terminated by the Committee without the approval of the shareholders of the Company.  This termination authority may not be delegated.  Except as provided in Section 15, no amendment may make any change in any purchase right previously granted which adversely affects the rights of any Participant or any beneficiary (as applicable) without the consent of the affected Participant or beneficiary.  To the extent necessary to comply with Section 423 of the Code (or any successor rule or provision or any other applicable law, regulation or stock exchange rule), the Company shall obtain shareholder approval of any amendment in such a manner and to such a degree as required.

Without shareholder approval and without regard to whether any Participant rights may be considered to have been “adversely affected,” the Committee or its delegate, including the Administrator, in each case to the extent permitted under the terms of the Plan, applicable law, the By-laws of the Company and under the Committee Charter, may change the Offering Periods, limit the frequency or number of changes in the amount withheld by payroll deduction during an Offering Period, permit payroll withholding in excess of the amount designated by a Participant to adjust for delays or mistakes in the Company’s processing of properly completed Participant Elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Shares for each Participant properly correspond with amounts withheld from the Participant’s Compensation, and establish such other limitations or procedures as the Committee deems appropriate.

Notices.  All notices or other communications by a Participant to the Company, the Committee or the Administrator under or in connection with the Plan shall be deemed to have been duly given when received in the form and manner specified by the Administrator at the location, or by the person, designated by the Administrator for the receipt thereof.

Conditions Upon Issuance of Shares.

Shares shall not be issued with respect to a purchase right unless the purchase of Shares pursuant to such purchase right and the issuance and delivery of such Shares comply with all applicable law.  This may include, without limitation, federal, state and local rules and regulations promulgated under securities laws, and the requirements of any stock exchange upon which the Shares may then be listed.  Share issuance is subject to the approval of counsel for the Company with respect to such compliance.  In the event that any payroll deductions cannot be used to purchase shares due to noncompliance with applicable rules and regulations, such payroll deductions shall be promptly refunded to the relevant Participant or beneficiary, as applicable.

As a condition to the purchase of Shares pursuant to a purchase right, the Company may require the person on whose behalf Shares are purchased to represent and warrant at the time of any such purchase that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required by any of the applicable provisions of law described in subsection (a) above.

Share Issuance.  All Shares delivered under the Plan pursuant to the exercise of a purchase right to purchase Shares shall be subject to such stop-transfer orders and other restrictions as the Company may deem advisable under the Plan or the rules, regulations, and other requirements of the Securities and Exchange Commission, the NYSE or any other stock exchange or quotation system upon which such Shares or other securities are then listed or reported and any applicable Federal or state laws, and the Company may take whatever steps are necessary to effect such restrictions.

Term of Plan.  The Plan shall terminate on the earlier of (i) the date the Plan is terminated by the Committee in accordance with Section 20 and (ii) the date on which all purchase rights are exercised in connection with a dissolution or liquidation pursuant to Section 15(b) or Change in Control pursuant to Section 15(c).  No further purchase rights shall be granted or Shares purchased, and no further payroll deductions shall be collected under the Plan following such termination.

Shareholder Approval.  The Plan will become effective upon approval by the Committee.  The Plan will not be presented for approval by the Company shareholders until the annual shareholder meeting to be held in May 2015.  If the Company shareholders do not approve the Plan, any amounts deducted from Participants will be refunded to the Participants and the Plan will terminate.

Code Section 409A; Tax Qualification.

Purchase rights granted under the Plan are intended to be exempt from the application of Section 409A of the Code.  Subject to Section 26(b), in the case of a Participant who would otherwise be subject to Section 409A of the Code, to the extent the Committee determines that a purchase right or the exercise, payment, settlement or deferral is subject to Section 409A of the Code, the purchase right shall be granted, exercised, paid, settled or deferred in a manner that will comply with Section 409A of the Code, including Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date.  Anything in the foregoing to the contrary notwithstanding, the Company shall have no liability to a Participant or any other party if the purchase right that is intended to be exempt from, or compliant with, Section 409A of the Code is not so exempt or compliant or for any action taken by the Company with respect thereto.

Although the Company may endeavor to (i) qualify a purchase right for favorable tax treatment under the laws of the U.S. or (ii) avoid adverse tax treatment (e.g., under Section 409A of the Code), the Company makes no representation to that effect and expressly disavows any covenant to maintain favorable or avoid unfavorable tax treatment, notwithstanding anything to the contrary in this Plan, including Section 26(a).  The Company is not constrained in its corporate activities by any potential negative tax impact on Participants under the Plan.

Severability.  If any particular provision of this Plan is found to be invalid or otherwise unenforceable, such determination shall not affect the other provisions of the Plan, but the Plan shall be construed in all respects as if such invalid provision were omitted.

Governing Law and Jurisdiction.  Except to the extent that provisions of this Plan are governed by applicable provisions of the Code or any other substantive provision of federal law, this Plan shall be construed in accordance with the laws of the state of Wisconsin, without giving effect to the conflict of laws principles thereof.  The jurisdiction and venue for any disputes arising under, or any action brought to enforce (or otherwise relating to) this Plan shall be exclusively in the courts in the State of Wisconsin, County of Milwaukee, including the Federal Courts located therein (should Federal jurisdiction exist).

Headings.  Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference.  Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan.

APPENDIX B

PHYSICIANS REALTY TRUST

IMPORTANT ANNUAL MEETING INFORMATION

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Trustees recommends a vote FOR Proposals 1, 2 and 3.

1. Election of Directors*:

	For	Withhold		For	Withhold		For	Withhold
01 - John T. Thomas	☐	☐	02 - Tommy G. Thompson	☐	☐	03 - Stanton D. Anderson	☐	☐
04 - Mark A. Baumgartner	☐	☐	05 - Albert C. Black, Jr.	☐	☐	06 - William A. Ebinger, M.D.	☐	☐
07 - Richard A. Weiss	☐	☐						

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

When shares are held by joint tenants, both should sign. Executors, administrators, trustees, etc. should give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

1 U P X

020DMF

2015. 01 - John T. Thomas 04 - Mark A. Baumgartner 07 - Richard A. Weiss 02 - Tommy G. Thompson 05 - Albert C. Black, Jr. 03 - Stanton D. Anderson 06 - William A. Ebinger, M.D. 1. Election of Directors*: For Withhold For Withhold For Withhold IMPORTANT ANNUAL MEETING INFORMATION For Against Abstain 3. To approve the Physicians Realty Trust 2015 Employee Stock Purchase Plan. Any such matters as may properly come before the meeting, or any adjournments thereof. * To elect seven trustees to serve until the next annual meeting of shareholders and until their respective successors are duly elected and qualified.

B-1

will be voted FOR proposals 1, 2 and 3. PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE. REVOCABLE PROXY — PHYSICIANS REALTY TRUST IMPORTANT ANNUAL MEETING INFORMATION IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 7, 2015. THE PROXY STATEMENT AND THE ANNUAL REPORT ARE AVAILABLE AT: www.investorvote.com/DOC

B-2